UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 25, 2021
Date of Report (Date of earliest event reported)

1-13948
(Commission file number)
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware		62-1612879
(State or other jurisdiction of incorporation)		(I.R.S. Employer Identification No.)

100 North Point Center East,	Suite 600
Alpharetta,	Georgia	30022
(Address of principal executive offices)		(Zip Code)

1-800-514-0186
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	SWM	New York Stock Exchange

☐  Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Explanatory Note

On April 21, 2021, Schweitzer-Mauduit International, Inc. (the "Company" or "SWM") filed a Current Report on Form 8-K (the "Original From 8-K") to report the completion of its acquisition of Scapa Group Plc and Subsidiaries ("Scapa"). The purpose of this amendment to the Original Form 8-K is to provide the historical audited consolidated financial statements of Scapa required by Item 9.01(a) of Form 8-K and the pro forma financial information required by Item 9.01(b) of Form 8-K, which information was excluded from the Initial 8-K in reliance upon the instructions to such items.

The pro forma financial information included in this amended Report on Form 8-K/A has been presented for informational purposes, is based on various adjustments and assumptions and is not necessarily indicative of what the Company’s consolidated statement of operations or consolidated statement of financial condition actually would have been had the acquisition and other adjustments been completed as of the dates indicated or will be for any future periods.

Item 9.01    Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The audited consolidated financial statements of Scapa and Subsidiaries as of March 31, 2021 and 2020, and for the year then ended are filed as Exhibit 99.1 to this Form 8-K/A and incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2020, and the accompanying notes, are attached as Exhibit 99.2 to this Form 8-K/A and incorporated herein by reference.

(c) Exhibits.

Exhibit No.                    Description of Exhibit
_________    _____________________________________________________________________
23.1    Consent of Deloitte LLP

99.1    Scapa Consolidated Financial Statements of March 31, 2021 and 2020

99.2    Unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2020, and the accompanying notes.

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Registrant)

By:	/s/ Andrew Wamser
Andrew Wamser Executive Vice President and Chief Financial Officer

Dated: June 25, 2021

Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in Registration Statement Nos. 333- 105986, 333- 179933 and 333- 204120 on Form S-8 of Schweitzer-Mauduit International, Inc. of our report dated June 25, 2021, relating to the financial statements of Scapa Group plc and its subsidiaries appearing in this Current Report on Form 8-K/A dated June 25, 2021.

/s/ Deloitte & Touche LLP

Manchester, United Kingdom
June 25, 2021

Scapa Group Ltd (formerly Scapa Group plc)
Financial statements 2021

Independent auditor’s report
To the Board of Directors of Scapa Group Limited,

We have audited the accompanying consolidated financial statements of Scapa Group Limited and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of 31 March 2021 and 2020 and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated cash flow statements for the years then ended and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scapa Group Limited and subsidiaries as of 31 March 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

DELOITTE LLP
June 25, 2021

1 Scapa Group plc Annual Report and Accounts 2021

Consolidated Income Statements
for the years ended 31 March 2021 and 31 March 2020

		Year ended	Year ended
		31 March	31 March
		2021	2020
All on continuing operations	Note	£m	£m
Revenue	2	272.5	320.6
Operating profit/(loss)	2, 3	8.3	(47.3)
Finance costs	7	(2.8)	(3.7)
Profit/(loss) on ordinary activities before tax		5.5	(51.0)
Taxation (charge)/credit	8	(1.3)	1.5
Profit/(loss) for the year		4.2	(49.5)

Consolidated Statements of Comprehensive Income
for the years ended 31 March 2021 and 31 March 2020

		Year ended	Year ended
		31 March	31 March
		2021	2020
All on continuing operations	Note	£m	£m
Profit/(loss) for the year		4.2	(49.5)
Items that may be reclassified subsequently to profit and loss:
Exchange differences on translating foreign operations		(10.4)	6.3
Actuarial loss	24	(6.4)	(1.3)
Items that will not be reclassified subsequently to profit and loss:
Deferred tax on actuarial loss		0.9	0.3
Other comprehensive (loss)/profit for the year		(15.9)	5.3
Total comprehensive loss for the year		(11.7)	(44.2)

2 Scapa Group plc Annual Report and Accounts 2021

Consolidated Balance Sheets
as at 31 March 2021 and 31 March 2020

		31 March	31 March
		2021	2020
	Note	£m	£m
Assets
Non-current assets
Goodwill	11	56.7	61.1
Intangible assets	12	1.0	3.4
Property, plant and equipment	13	72.1	75.7
Right-of-use assets	14	17.8	19.9
Deferred tax asset	8	7.9	9.5
Other receivables		0.1	0.1
		155.6	169.7
Current assets
Inventory	15	37.1	41.5
Trade and other receivables	16	57.2	63.7
Current tax asset		2.7	0.2
Cash and cash equivalents	17	16.6	16.3
		113.6	121.7
Liabilities
Current liabilities
Borrowings and other financial liabilities	19	(15.1)	(0.1)
Lease liabilities	14	(13.7)	(2.5)
Trade and other payables	18	(56.8)	(56.8)
Current tax liabilities		(0.9)	(2.0)
Provisions	22	(8.1)	(13.6)
		(94.6)	(75.0)
Net current assets		19.0	46.7
Non-current liabilities
Borrowings and other financial liabilities	19	(31.6)	(71.0)
Lease liabilities	14	(4.5)	(17.7)
Trade and other payables	18	(0.5)	(0.6)
Deferred tax liabilities	8	(4.6)	(6.1)
Non-current tax liabilities		(2.3)	(2.1)
Retirement benefit obligations	24	(5.4)	(6.1)
Provisions	22	(13.3)	(20.4)
		(62.2)	(124.0)
Net assets		112.4	92.4
Shareholders’ equity
Ordinary shares	25	9.4	7.8
Share premium		1.3	1.0
Merger reserve	25	29.6	–
Retained earnings		47.3	48.4
Translation reserve		24.8	35.2
Total shareholders’ equity		112.4	92.4
3 Scapa Group plc Annual Report and Accounts 2021

Consolidated Statements of Changes in Equity
for the years ended 31 March 2021 and March 2020

	Share	Share	Merger	Translation	Retained	Total
	capital	premium	reserve	reserves	earnings	equity
	£m	£m	£m	£m	£m	£m
Balance at 31 March 2019	7.7	1.0	–	28.9	101.8	139.4
Employee share option scheme – value of employee services	–	–	–	–	1.6	1.6
Dividends to shareholders	–	–	–	–	(4.5)	(4.5)
Issue of shares	0.1	–	–	–	–	0.1
	0.1	–	–	–	(2.9)	(2.8)
Currency translation differences	–	–	–	6.3	–	6.3
Actuarial loss on pension schemes	–	–	–	–	(1.3)	(1.3)
Deferred tax on actuarial loss	–	–	–	–	0.3	0.3
Net income recognized directly in equity	–	–	–	6.3	(1.0)	5.3
Loss for the period	–	–	–	–	(49.5)	(49.5)
Total comprehensive income/(loss)	–	–	–	6.3	(50.5)	(44.2)
Balance at 31 March 2020	7.8	1.0	–	35.2	48.4	92.4
Employee share option scheme – value of employee services	–	–	–	–	0.3	0.3
Credit to equity for equity-settled share based payments	–	–	–	–	(0.1)	(0.1)
Issue of shares	1.6	0.3	29.6	–	–	31.5
	1.6	0.3	29.6	–	0.2	31.7
Currency translation differences	–	–	–	(10.4)	–	(10.4)
Actuarial loss on pension schemes	–	–	–	–	(6.4)	(6.4)
Deferred tax on actuarial loss	–	–	–	–	0.9	0.9
Net income recognized directly in equity	–	–	–	(10.4)	(5.5)	(15.9)
Profit for the period	–	–	–	–	4.2	4.2
Total comprehensive loss	–	–	–	(10.4)	(1.3)	(11.7)
Balance at 31 March 2021	9.4	1.3	29.6	24.8	47.3	112.4

4 Scapa Group plc Annual Report and Accounts 2021

Consolidated Cash Flow Statements
for the years ended 31 March 2021 and March 2020

		Year ended	Year ended
		31 March	31 March
		2021	2020
All on continuing operations	Note	£m	£m
Cash flows from operating activities
Net cash flow from operations	27	9.0	20.6
Interest paid		(2.7)	(3.4)
Income tax paid		(4.2)	(3.3)
Net cash generated from operating activities		2.1	13.9
Cash flows used in investing activities
Acquisition of subsidiary, net of cash acquired		–	(1.4)
Purchase of property, plant and equipment	13	(8.1)	(16.5)
Net cash used in investing activities		(8.1)	(17.9)
Cash flows generated from financing activities
Issue of shares	25	31.5	0.1
Dividends		–	(4.5)
Increase in borrowings	27	16.7	28.8
Repayment of borrowings	27	(37.9)	(13.1)
Repayment of lease liabilities	27	(3.1)	(2.1)
Net cash generated from financing activities		7.2	9.2
Net increase in cash and cash equivalents		1.2	5.2
Cash and cash equivalents at beginning of the year		16.3	10.8
Exchange (losses)/gains on cash and cash equivalents		(0.9)	0.3
Total cash and cash equivalents at end of the year	17	16.6	16.3

5 Scapa Group plc Annual Report and Accounts 2021

Notes to the financial statements

1. Group accounting policies
Scapa Group Ltd (the "Company") and its subsidiaries (together the "Group") manufacture bonding products and adhesive components for applications in the Healthcare and Industrial markets. The Group has manufacturing plants around the world and sells mainly in countries within Europe, North America and Asia.

The Company is a limited liability company incorporated and domiciled in the UK. The address of its registered office is 997 Manchester Road, Ashton-under-Lyne, Manchester OL7 0ED. As of March 31, 2021 the Company has its listing on the Alternative Investment Market.

These consolidated financial statements have been approved for issue by the Board of Directors on 25 June 2021.

A summary of the more important Group accounting policies applied in the preparation of these consolidated financial statements is set out below.

Basis of preparation
The consolidated financial statements of Scapa Group plc have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), IFRIC Interpretations and the Companies Act 2006 applicable to companies reporting under IFRSs. The consolidated financial statements have been prepared under the historical cost convention.

Going concern
At the start of the year as the global pandemic was declared, the Group took some decisive actions to strengthen its balance sheet including securing an additional £15.0m 12 month facility with the existing banking syndicate and an equity placement of £32.6m gross of fees (approximately 20% of the issued share capital at the date of placement).

Demand across the Healthcare business has been impacted by the postponement of elective surgeries and reduced footfall across the retail channels with early signs of improvement across the second half of the year and supported by the vaccine roll-out, albeit we remain cautious of any resurgence of Covid-19 infections. The industrial business was initially impacted by Covid-19 in the first quarter of the fiscal year 2021, however, quickly returned to pre-Covid-19 levels by the end of Q2 with recovery from Q1 in all segments and geographies particularly in Automotive and Construction.

Effective 15 April 2021, Scapa Group became a wholly owned subsidiary of SWM International. The going concern assessment for the Group has been based upon the company’s ability to continue as a going concern and the period of assessment extends for at least twelve months from the date of these financial statements and management have assessed all available information regarding the future for the Group.

In completing this assessment, we have considered the following;

•Management’s plans – Scapa will continue to operate as a wholly owned subsidiary of SWM International. There are no significant new operational changes that would impact the ability to continue as a going concern known at this point.

6 Scapa Group plc Annual Report and Accounts 2021

•Profitability – Scapa was profitable for the fiscal year 2021 despite the challenges of the Covid-19 pandemic and is expected to remain profitable for the foreseeable future as reflected in the (fiscal year) 2022 budget.

•Liquidity – In conjunction with the acquisition, Scapa received a capital injection of £61.2m from SWM International during April of 2021. The funds were used to settle all outstanding third-party bank debt and a £6 million obligation for transaction related advisor fees.

•Other Considerations – Scapa was cash flow positive for the fiscal year ended 31 March 2021 despite the impact of Covid-19 in the early part of the year.

Therefore, in conclusion, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for at least twelve months from the date of this report and thereby continues to adopt the going concern basis in preparing the financial statements.

Early adoption of Standards
The Group has not early adopted any Standards in the current or prior year.

Adoption of new and revised Standards
The following amendments have been adopted in the year:
• References to the Conceptual Framework in IFRS Standards
• IFRS 3 Definition of a Business
• IAS 1 and IAS 8 Definition of Material
• IFRS 9, IAS 39 and IFRS 7 Interest Rate Benchmark Reform
• IFRS 16, Covid-19-Related Rent Concessions
• IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 Interest Rate Benchmark Reform – phase 2

The above interpretations and revised Standards have not had any material impact on the amounts reported in these financial statements or the disclosures required.

At the date of authorization of these financial statements, the following Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective:

• IFRS 17 Insurance Contracts
• Amendments to IAS 1 Classification of Liabilities as Current or Non-Current
• Amendments to IFRS 3 Reference to the conceptual framework
• Amendments to IAS 16 Property, Plant and Equipment – Proceeds before Intended Use
• Amendments to IAS 37 Onerous Contracts – Cost of Fulfilling a Contract
•Annual Improvements to IFRS – Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards 2018-2020 Cycle, IFRS 9 Financial Instruments, IFRS 16 leases and IAS 41 Agriculture

The Group does not expect that the adoption of the Standards listed above will have a material impact on the financial statements of the Group in future periods.

Consolidation
The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) made up to 31 March each year. Control is achieved when the
7 Scapa Group plc Annual Report and Accounts 2021

Company has power over the investee, is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the elements listed above.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, the results of subsidiaries acquired or disposed of during the year are included in the Consolidated Income Statement from the date the Company gains control of the subsidiary or until the date when the Company ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring accounting policies used into line with the Group’s accounting policies. All intra-Group assets and liabilities, equity, income, expenses and cash flows relating to transactions between Group companies are eliminated on consolidation.

Revenue recognition
Revenue comprises the fair value for the sale of goods, net of value-added tax, rebates and discounts and after eliminating sales within the Group. Revenue is recognised as follows:

(a) Sales of goods
Sales of goods are recognised when the all performance obligations have been completed and when the Group entity has no continuing managerial involvement nor effective control over the goods. The transfer of control of goods can pass at various points depending on the shipping terms of the contract with the customer, they can be at collection from a premises or delivery to the relevant port or customer designated premises.

This includes some bill and hold arrangements in the year ended 31 March 2020.

Volume rebates offered to customers are recognised at the anticipated level when the sale is recognised. Early settlement discounts are recognised when cash is received. Both of these discounts reduce revenue at the time of recognition.

(b) Development and quality programme income
The Group has an immaterial amount of revenue relating to product development and quality programmes that are provided specifically for a customer. This is currently limited to our Healthcare business. This revenue is recognised upon the supply of the service to the customer.

Operating profit
Operating profit is profit before tax, before finance costs.

Leases
On transition to IFRS 16 on 1st April 2019, the Group recognised a right-of-use asset and a lease liability.
The asset is initially measured at cost, which comprises the initial amount of the lease liability. The right-of-use asset is subsequently depreciated using the straight-line method over the term of the lease.

The lease liability is initially measured at the present value of lease payments due as at the commencement date. This is discounted by an externally assessed incremental borrowing rate that reflects the specific
8 Scapa Group plc Annual Report and Accounts 2021

company involved, the individual lease characteristics, the currency and jurisdiction in which the lease is made and the term of the arrangement.

The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases of machinery that have a lease term of twelve months or less and leases of low-value assets, including IT equipment. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Right of use assets are tested for impairment in accordance with IAS 36.

Research and development expenditure
Research expenditure is expensed as incurred. Costs associated with developing or enhancing existing product lines are recognised as an expense as incurred. Development costs are assessed as to whether they meet the IAS 38 criteria for capitalisation. Upon meeting the IAS 38 criteria these costs are capitalised and then depreciated once the projected is competed over their useful economic life using the straight-line method.

Foreign currency translation
(a) Functional and presentation currency
Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Sterling.

(b) Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the Income Statement.

(c) Group companies
The results and financial position of all the Group entities (none of which have the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•assets and liabilities for each Balance Sheet presented are translated at the closing rate at the date of that Balance Sheet; and

•income and expenses for each Income Statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions).

On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of long-term borrowings that are considered to form part of that net investment, are taken to the translation reserve within shareholders’ equity. When a foreign operation is sold, such exchange differences are recognised in the Income Statement as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.
9 Scapa Group plc Annual Report and Accounts 2021

Business combinations and goodwill
Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognised in profit or loss as incurred.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interests in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments (see below). All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are accounted for in accordance with relevant IFRSs. Changes in the fair value of contingent consideration classified as equity are not recognised.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are retrospectively adjusted during the measurement period (see below), or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised as of that date.

The measurement period is the period from the date of acquisition to the date the Group obtains complete information about facts and circumstances that existed as of the acquisition date, and is subject to a maximum of one year.

Goodwill is tested annually for impairment, or when an indication of impairment is identified, and carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

For the purpose of impairment testing goodwill is allocated to individual cash-generating units which have independent cash inflows. Each of those cash-generating units represents the Group’s investment in each site.

Property, plant and equipment (including land and buildings)
Land and buildings comprise mainly factories and offices. All property, plant and equipment is stated at historical cost less accumulated depreciation and impairment. Historical cost includes expenditure directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the Income Statement when incurred.

10 Scapa Group plc Annual Report and Accounts 2021

Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to reduce their cost to their residual values over their estimated useful lives, as follows:

• Plant and machinery: 5–20 years
• Furniture, fittings and equipment: 5–20 years
• IT systems: 3–8 years

Assets held in the course of construction are not depreciated until they are brought into use.

Following the acquisition of Systagenix Wound Management Manufacturing Ltd in October 2018 the Group now has one type of asset where depreciation is calculated on a 20% reducing balance basis. This asset is classified within plant and machinery.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each Balance Sheet date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in the Income Statement within operating profit.

Internally generated intangible assets
Expenditure on research activities is recognised as an expense in the period in which it is incurred. Internally generated intangible assets arising from development are recognised only if all of the following conditions have been demonstrated:

•technical feasibility of completing the intangible asset so that it will be available for use;
•the intention to complete and use the asset;
•how the asset will generate probable future economic benefit;
•the availability of adequate technical, financial and other resources to complete the development and to use the asset; and
•the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally generated intangible assets is the same as the expenditure incurred from the date when the asset first meets the recognition criteria listed above. Subsequent to initial recognition, internally generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment.

Intangible assets
All acquired intangible assets are measured at cost and are amortised on a straight-line basis over their estimated useful lives. All of the Group’s intangible assets have finite lives, the lengths of which are disclosed separately under the notes in the accounts.

Impairment of assets
Assets, such as goodwill, that have an indefinite useful life are not subject to amortisation and instead are tested annually for impairment. Assets that are subject to amortisation or depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to
11 Scapa Group plc Annual Report and Accounts 2021

sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

Value in use is determined based on the estimated future cash inflows and outflows derived from the continued use of the asset and from its ultimate disposal. These forecasts form the basis of the Group’s annual budget, have been signed off by the Board and are the best estimates available to management in assessing future profitability. This annual budget was updated with the onset of the COVID-19 global pandemic and the potential impact of the pandemic was built into the cash flows forecast for the Group when assessing the carrying value of goodwill and intangible assets for the Group. These cash flows are discounted using the Group’s pre-tax weighted average cost of capital and are adjusted for specific risk factors that take into account the sensitivities of the projection.

Where the recoverable amount of assets (other than goodwill) subsequently materially increases, impairment losses recognised in previous periods will be reversed.

Financial instruments
The Group has financial instruments in the form of loans, receivables and payables.

Loans, receivables and payables are non-derivative financial assets and liabilities with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor or creditor with no intention of trading the receivable or payable. They are included in current assets or liabilities, except for maturities greater than twelve months after the Balance Sheet date. These are classified as non-current assets or liabilities. Loans and receivables are included in trade and other receivables or trade and other payables in the Balance Sheet. Loans, receivables and payables are measured at invoice or historical cost less any impairment, calculated on an expected loss basis.

Inventories
Inventories are stated at the lower of cost and net realisable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of finished goods and work in progress comprises raw materials, direct labour, other direct costs and related production overheads allocated on a systematic basis (based on normal operating capacity). It excludes borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Provision is made for obsolete, slow moving and defective inventory on a line by line basis, or by grouping similar or related items, by reference to accumulated experience.

Trade receivables
Trade receivables are recognised initially at invoice value, less provision for impairment. A provision for impairment of trade receivables is established to reflect expected future credit losses using the simplified approach and the practical expediency of a provision matrix to assess the historical default rate, adjusted for forward looking information. The provision is recognised in the Income Statement as an operating charge.

Insurance receivables
Where some or all of the cost of a provision is reimbursed by another party, the Group recognises that reimbursement when it is virtually certain it will be received.

12 Scapa Group plc Annual Report and Accounts 2021

Cash and cash equivalents
Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less.

Share capital
Ordinary shares are classified as equity.

Dividend distribution to the Company’s shareholders is recognised as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders or in respect of interim dividends when approved by Directors.

Trade payables
Trade payables are recognised at the invoice amount, which is equal to their fair value.

Borrowings
Borrowings are recognised initially at fair value, net of transaction costs incurred and subsequently stated at amortised cost. Interest charges are recognised in the Income Statement over the period of the borrowings, using the effective interest method.

Borrowings are classified as current liabilities unless the Group has a right to defer settlement of the liability for at least twelve months after the Balance Sheet date.

Taxation
Taxation expense, comprising both UK and non-UK taxation, represents the sum of the current tax payable and deferred tax.

Current tax is the tax expected to be payable on taxable profit for the period using tax rates that have been enacted or substantively enacted by the Balance Sheet date, together with any adjustments in respect of previous years. Taxable profit differs from profit as reported in the Income Statement because it excludes items of income or expense that are not taxable or deductible or are taxable or deductible in other years.

Deferred tax is recognised using the liability method for temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, unless specifically exempt. Deferred tax assets are recognised only to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. Deferred tax is calculated using tax rates that are expected to apply in the period when the liability is settled or the asset realised. The resulting charge or credit is recognised in the Income Statement except when it relates to items recognised directly in equity, in which case the charge or credit is also recognised directly in equity.

Dividends
Dividends proposed by the Board are recognised in the financial statements when they have been approved by shareholders at the Annual General Meeting. Interim dividends are recognised in the financial statements when paid.

Employee benefits
(a) Pension obligations
Group companies operate various pension schemes. The schemes are funded through payments to Trustee-administered funds, determined by periodic actuarial calculations. The Group has both defined benefit and
13 Scapa Group plc Annual Report and Accounts 2021

defined contribution plans. A defined benefit plan is a pension plan that defines an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognised in the Balance Sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the Balance Sheet date less the fair value of plan assets, together with adjustments for unrecognised actuarial gains or losses and past service costs. The defined benefit obligation is calculated by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

Where a defined benefit pension scheme is in surplus this is recognised on Balance Sheet only to the extent the Group can demonstrate that it has an unconditional right to refund in relation to the surplus. Where an unconditional right to a refund can’t be demonstrated the asset is restricted to nil.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to shareholders’ equity. Past service costs are recognised immediately in the Income Statement.

A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The contributions are recognised as an employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

(b) Share-based compensation
The Group operates an equity-settled, share-based compensation plan. The fair value of the employee services received in exchange for the grant of the options is calculated using appropriate valuation models and is recognised as an expense over the vesting period.

The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted. At each Balance Sheet date, the entity revises its estimates of the number of options that are expected to become exercisable.

It recognises the impact of the revision of original estimates, if any, in the Income Statement, and a corresponding adjustment to equity, over the remaining vesting period.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

(c) Holiday pay
The Group recognises an asset or liability relating to holiday pay obligations at the Balance Sheet date. Movements in the period are taken to the Income Statement.

14 Scapa Group plc Annual Report and Accounts 2021

(d) Bonus plans
The Group recognises a liability and an expense for bonuses based on a pre-determined formula for key performance indicators. The Group recognises a provision where contractually obliged or where past practice has created a constructive obligation.

Provisions
Provisions for environmental restoration, restructuring costs, uncertain tax obligations and legal claims are recognised when the Group has a present legal or constructive obligation as a result of past events and it is more likely than not that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated.

Where the effect is material, provisions are discounted in line with IAS 37 using a pre-tax nominal discount rate. The discount rate does not reflect risks for which the estimated future outflows have already been adjusted.

Government grants
Government grants are not recognised until there is reasonable assurance that the group will comply with the conditions attaching to them and that the grants will be received. Government grants are recognised in the income statement on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the group with no future related costs are recognised in the income statement in the period in which they become receivable.

Critical accounting estimates and judgements
The Group’s accounting policies have been set by management and approved by the Audit and Risk Committee. The application of these accounting policies to specific scenarios requires reasonable estimates and assumptions to be made concerning the future. These are continually evaluated based on historical experience and expectations of future events. The resulting accounting estimates will, by definition, seldom equal the related actual results.

Under IFRSs estimates or judgements are considered critical where they involve a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities from period to period. This may be because the estimate or judgement involves matters which are highly uncertain, or because different estimation methods or assumptions could reasonably have been used.

(a) Critical judgements in applying the Group’s accounting policies
In the process of applying the Group’s accounting policies, which are described above, the Directors have made the following judgement that has the most significant effect on the amounts recognised in the financial statements (apart from those involving estimations, which are dealt with below) and has been identified as being particularly complex or involving subjective assessments:

The UK Pension scheme when measured under IAS 19 resulted in a surplus of £6.0m (2020: £4.2m) and the recognition of this surplus was assessed in-line with the requirements of paragraph 11(b) of IFRIC 14. This states that the pension surplus can be recognised in the accounts if the Group can demonstrate an unconditional right to a refund in all of the three circumstances specified in IFRIC 14 - these three scenarios are:

15 Scapa Group plc Annual Report and Accounts 2021

•Scenario A – during the life of the plan, without assuming that the plan liabilities must be settled in order to obtain the refund (e.g. in some jurisdictions, the entity may have a right to a refund during the life of the plan, irrespective of whether the plan liabilities are settled);
•Scenario B – assuming the gradual settlement of the plan liabilities over time until all members have left the plan; or
•Scenario C – assuming the full settlement of the plan liabilities in a single event (i.e. as a plan wind-up).

The Group cannot demonstrate an unconditional right to a refund in either Scenario A or C, but can demonstrate this right in Scenario B, i.e. the gradual settlement of the scheme liabilities over time until all members have left the scheme.

As the Group cannot demonstrate an unconditional right to a refund of surplus in all the scenarios, no surplus has been recognised for the UK pension defined benefit scheme in the group or subsidiary accounts.

(b) Key sources of estimation uncertainty
The key assumptions concerning the future, and other key sources of estimation uncertainty at the Balance Sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below:

•Accounting for retirement benefit schemes under IAS 19 (revised) requires an assessment of the future benefits payable in accordance with actuarial assumptions. The future assumptions in relation to the discount rate applied in the calculation of scheme liabilities, which are set out in note 24, represent a key source of estimation uncertainty for the Group. The Group also applies sensitivities to these assumptions to assess the financial impact; these sensitivities are set out in note 24.

•Carrying value of goodwill and intangible assets - the assessment of the discounted cash flows and the key inputs into the future forecasts for the Group involve the use of a market participant discount rate calculated at a CGU level. This includes the addition of a premium to reflect the current size and market capitalisation of the Group and compares this to a set of relevant comparators. The cash flows for the Group have been calculated using a Board approved forecast which includes the potential impact of the COVID-19 global pandemic. Further details on this goodwill and intangible asset carrying value review can be found in notes 11 and 12 on pages 21 and 22.

16 Scapa Group plc Annual Report and Accounts 2021

2. Revenue Analysis

Revenue by location
Revenue is allocated based on the country in which the order is received. The revenue analysis based on the location of the customer is as follows:

	Europe	N America	Asia	Other	Group
	£m	£m	£m	£m	£m
External revenue – 31 March 2021	134.7	104.5	20.4	12.9	272.5
External revenue – 31 March 2020	141.0	140.3	24.6	14.7	320.6

The revenue analysis based on the location of the selling company is as follows:

	Europe	N America	Asia	Other	Group
	£m	£m	£m	£m	£m
External revenue – 31 March 2021	130.0	123.7	17.1	1.7	272.5
External revenue – 31 March 2020	139.2	159.0	20.3	2.1	320.6

There are no single customers with greater than 10% share of the total Group revenue (2020: none).

All revenue is from the sales of goods.

17 Scapa Group plc Annual Report and Accounts 2021

3. Operating profit/loss
The operating profit/loss for the year is stated after (charging)/crediting:

	2021	2020
	£m	£m
Revenue	272.5	320.6
Materials and overheads	(138.2)	(165.7)
Factory costs (excluding employee costs)	(28.1)	(30.0)
Outward freight costs	(7.0)	(7.2)
Directors’ and employees’ costs	(63.4)	(71.6)
Depreciation of tangible fixed assets:
– Owned assets	(9.0)	(9.1)
– Leased assets	(3.1)	(2.8)
Lease rentals:
– Land and buildings	(0.2)	(0.2)
– Plant, machinery and other	(0.2)	(0.3)
Repairs and maintenance costs	(3.7)	(4.0)
Research and development costs (excluding employee costs)	(1.1)	(1.7)
Foreign exchange losses	–	(0.6)
Amortisation of other intangible assets	(2.4)	(5.8)
Movement in inventory provision	–	1.2
Impairment loss recognised in trade receivables	(0.2)	(0.8)
Pension administration costs	(0.6)	(0.7)
Acquisition costs	–	(0.2)
Biomed indemnification payment	1.9	–
Gain on pension scheme buy-out	–	2.4
Loss of major contract	(3.4)	(7.2)
Site closure and reorganisation costs	(3.7)	(8.0)
Asset write-offs	–	(0.3)
Goodwill impairment	–	(52.2)
Intangible asset impairment	–	(2.1)
Pension GMP equalisation	(0.1)	–
Strategic review	(0.8)	(0.7)
Accelerated share options	(1.1)	–
Potential HSE penalty	0.2	(0.3)
	8.3	(47.3)

In response to the Covid-19 pandemic a number of governments have offered assistance to companies to help entities that are experiencing difficulty stemming from the pandemic. Companies within Scapa Group Ltd have received government assistance of £5.8m.

Government assistance of £5.8m (US £3.8m, Canada £1.3m, UK £0.5m, France £0.2m) has been deducted from the related expense in the operating profit for the year. It was received in relation to subsidies granted with respect to salaries of employees on either temporary suspension or reduced working hours and in relation to maintaining headcount over a specific period. These relief programmes are within the scope of IAS20 Accounting for Government Grants.

18 Scapa Group plc Annual Report and Accounts 2021

Included in the operating profit are a number of one-off unusual or novel non-trading items as detailed below:

The Group received £1.9m relating to an indemnification claim made regarding assertions and guarantees made by the Vendors upon the purchase of the BioMed business that were subsequently unfulfilled and £0.2m was released in respect to the unutilised HSE penalty provision.

In the prior year the Group received £2.4m income related to the buy-out of one of the US defined benefit pension schemes in March 2020

Due to the loss of major contract in the prior year and the ongoing litigation against ConvaTec Inc for breach of contract Scapa North America LLC have incurred legal costs of £3.4m.

Reorganisation costs of £3.7m relate to the integration of the Dunstable and Ramsbury closure activities into the Gargrave site and the integration of the closure of the Inglewood site into the Knoxville site. It is anticipated that site-restructuring costs will continue into FY22.

GMP equalisation costs have been incurred of £0.1m relating to the Lloyds Bank GMP ruling dated Nov 2020 covering members who have exercised their rights to a Cash Equivalent Transfer Value (CETV).

As a result of the purchase of Scapa Group plc by SWM £0.8m of professional fees have been incurred and share options in place have been vested and accounted for in line with IFRS 2 cancellation requirement of the scheme resulting in costs of £1.1m.

In the prior year one-off or novel items included £7.2m for costs associated with the loss of the ConvaTec contract, £8.0m for site closures and restructuring costs, £52.2m for impairment of goodwill, £2.1m for the impairment of intangible assets and £0.3m for fixed asset impairments. A provision of £0.3m was made in anticipation of a HSE penalty and £0.7m costs were incurred in a strategic review undertaken by the Board.

19 Scapa Group plc Annual Report and Accounts 2021

4. Employee benefit expense

	2021	2020
	£m	£m
Wages, salaries and other benefits	53.9	60.6
Social security costs	7.4	6.3
Share options granted and lapsed to Directors and employees	0.5	1.6
Pension costs – defined contribution plans (note 24)	2.5	2.8
Pension costs – defined benefit plans (note 24)	0.2	0.3
Gain on pension scheme buy-out (note 3)	–	(2.4)
Pension GMP equalisation (note 3)	0.1	–
	64.6	69.2

Average employee numbers	2021	2020
Europe	826	908
North America	535	612
Asia	80	73
	1,441	1,593

20 Scapa Group plc Annual Report and Accounts 2021

5. Key management compensation and Directors’ remuneration

	2021				2020
		Non-				Non-
	Executive	Executive	Key		Executive	Executive	Key
	Directors	Directors	management	Total	Directors	Directors	management	Total
	£m	£m	£m	£m	£m	£m	£m	£m
Short-term employment benefits	2.2	0.3	0.8	3.3	1.4	0.3	0.3	2.0
Post-employment benefits	0.2	–	–	0.2	0.2	–	–	0.2
Share-based payments (including share incentive plan)	–	–	0.1	0.1	1.1	–	0.1	1.2
	2.4	0.3	0.9	3.6	2.7	0.3	0.4	3.4

Key management is considered by the Group to be the Executive Team, which comprises certain senior employees.

The short-term employment benefits include wages and salaries, bonuses, social security contributions and non-monetary benefits.

21 Scapa Group plc Annual Report and Accounts 2021

6. Related party transactions

On 14 May 2020 the Group placed an aggregate of 30,758,649 new ordinary shares of 5p at a price of 105p per share to raise net proceeds of approximately £31.6m. In addition Directors and members of the senior management team of the Company subscribed for an aggregate of 319,044 shares at the placing price. Directors (H Chae, D Blackwood, B McAtamney and T Miller), the Company Secretary (W Baker) and a member of the senior management team (J Pereanu) participated in the subscription purchasing 145,857 shares, 14,285 shares, 9,523 shares, 19,047 shares, 14,285 shares and 119,047 shares respectively.

The pension schemes are related parties to the Group. As at 31 March 2020 the UK Pension Scheme Trustees agreed a deferment of the March UK scheme CAR contribution of £2.0m. The funds were held as restricted cash with release subject to legal agreement with the Scheme Trustee, these funds were paid in October 2020 with no deferment at 31 March 2021.

7. Finance costs

	2021	2020
	£m	£m
Interest payable on bank loans and overdrafts	(1.5)	(1.7)
Interest income on pension scheme assets less interest on scheme liabilities (note 24)	0.1	(0.1)
Discount on provisions	(0.2)	(0.2)
Lease interest	(1.2)	(1.7)
Net finance costs	(2.8)	(3.7)

22 Scapa Group plc Annual Report and Accounts 2021

8. Taxation
Income tax charge

	2021	2020
	£m	£m
Total current tax	(0.6)	(3.3)
Total deferred tax	(0.7)	4.8
Tax (charge)/credit for the year	(1.3)	1.5

The actual tax on the Group’s profit before tax differs from the theoretical amount using the UK corporation tax rate as follows:

	2021	2020
	£m	£m
Profit/(loss) on ordinary activities before tax	5.5	(51.0)
Tax (charge)/credit at 19% (2020: 19%)	(1.0)	9.7
Movements to unrecognised deferred tax	0.3	(1.4)
Income not taxable and other deductions	0.4	(0.2)
Items not deductible for tax purposes and other taxable items	(0.6)	(4.6)
Effect of overseas tax rates being higher than UK tax rate	(1.0)	(1.2)
Adjustments in respect of prior years	0.6	(0.8)
Actual tax (charge)/credit for the year	(1.3)	1.5

A deferred tax rate of 19% has been applied to opening balances and movements in deferred tax in the year ended 31 March 2021. There is no expiry date on timing difference, unused tax losses or tax credits. The Finance Bill 2021 contains a provision to increase the main UK rate of corporation tax from 19% to 25%, with effect from 1 April 2023. However, as the Finance Bill 2021 was not substantively enacted at the balance sheet date, the rate of 19% has been applied to UK deferred tax balances.

The deferred tax balances included in these accounts are attributable to the following:

	2021	2020
	£m	£m
Deferred tax assets:
– Losses	5.0	3.7
– Provisions and other temporary differences	1.4	1.4
– Retirement benefit liabilities	1.6	1.8
– Tax effect of intangibles	2.3	4.1
	10.3	11.0
Deferred tax liabilities:
– Accelerated tax depreciation	(3.3)	(2.8)
– Other temporary differences	(0.7)	(1.5)
– Tax effect of goodwill and intangibles	(3.0)	(3.3)
	(7.0)	(7.6)

As required by IAS 12, deferred tax assets and liabilities may only be offset where they relate to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities which
23 Scapa Group plc Annual Report and Accounts 2021

intend to settle the liabilities and assets on a net basis or simultaneously and are therefore presented on the Balance Sheet as follows:

	2021	2020
	£m	£m
Deferred tax assets as above	10.3	11.0
– Deferred tax liabilities expect to be settled net	(2.4)	(1.5)
Deferred tax asset on the Balance Sheet	7.9	9.5
Deferred tax liabilities as above	(7.0)	(7.6)
– Deferred tax assets expect to be settled net	2.4	1.5
Deferred tax liability on the Balance Sheet	(4.6)	(6.1)

Deferred tax is only recognised to the extent that it will be recoverable in future periods.

	2021	2020
Movement in deferred tax	£m	£m
Beginning of the year	3.4	(1.7)
Exchange differences	(0.3)	0.1
Income Statement charge	(0.7)	4.8
Acquisitions	–	(0.1)
Deferred tax on actuarial gain	0.9	0.3
End of the year	3.3	3.4

At the Balance Sheet date, the Group has unused tax losses of £40.0m (2020: £30.6m) available for offset against future profits. A deferred tax asset has been recognised in respect of £24.1m (2020: £18.5m) of such losses, based on management forecasts of future taxable profits looking forward 3 years against which the assets can be recovered in the relevant jurisdictions. No deferred tax asset has been recognised in respect of the remaining £15.9m (2020: £12.1m) of such losses where there remains uncertainty over the timing of utilisation relating to future profitability. The majority of losses may be carried forward indefinitely.

Tax assets amounting to £9.5m (2020: £10.1m) have not been recognised due to the uncertainty over the utilisation of the underlying tax losses in each jurisdiction.

	2021	2020
Deferred tax items have not been recognised in respect of the following items	£m	£m
Accelerated capital allowances	3.5	3.9
Temporary differences	3.9	3.7
Pensions	(1.1)	–
Tax losses	3.2	2.5
Total	9.5	10.1

24 Scapa Group plc Annual Report and Accounts 2021

9. Dividend per share

The Group does not propose a dividend for the year ended 31 March 2021 (2020: Nil).

10. Acquisition of subsidiary

On 1 July 2019 First Water Ltd acquired 100% of the share capital of Crawford Manufacturing Ltd. Crawford is a manufacturer of advanced wound care products and was acquired to support the technology transfer activities of the Group. The company is based in Tarvin, Cheshire, UK.

The amounts recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below:

Fair value
£m
Net assets acquired
Separately identifiable intangible assets	0.4
Property, plant and machinery	0.5
Debtors and other assets	0.1
Inventory	0.3
Cash and cash equivalents	–
Deferred tax	(0.1)
Trade and other payables	(0.5)
0.7
Goodwill	0.7
Total consideration	1.4
Satisfied by cash	1.4
Net cash outflow arising on acquisition
Cash consideration	1.4

The goodwill and intangibles of £1.1m arising on consolidation from the acquisition do not give rise to any deductible amounts for tax purposes in the UK. Acquisition-related costs amounted to £0.1m. There was a further £0.1m of abortive acquisition costs incurred during the year to 31 March 2020 reported separately on the Income Statement together with the £0.1m of Crawford Manufacturing Ltd acquisition costs.

Following the acquisition of Crawford Manufacturing Ltd, a product line was discontinued and with these cash flows removed the subsequent IAS 36 impairment review resulted in a write-down of the goodwill by £0.7m to £Nil.

Crawford Manufacturing Ltd contributed £0.9m of revenue and £0.3m loss to Group profit between the date of acquisition and 31 March 2020.

On 1 October 2018 First Water Ltd acquired 100% of the share capital of Systagenix Wound Management Manufacturing Ltd. As at 31 March 2019 the Group reported the provisional net assets acquired.

25 Scapa Group plc Annual Report and Accounts 2021

During the year to 31 March 2020 additional liabilities of £1.1m were identified within the hindsight period and therefore the Group recognised additional goodwill of £1.1m in line with the requirements of IFRS 3.

26 Scapa Group plc Annual Report and Accounts 2021

11. Goodwill

	2021	2020
	£m	£m
Cost
1 April	145.2	138.2
Additions	–	1.8
Exchange differences	(9.1)	5.2
31 March	136.1	145.2
Impairment
1 April	(84.1)	(29.9)
Exchange differences	4.7	(2.0)
Impairment	–	(52.2)
31 March	(79.4)	(84.1)
Net book value at 31 March	56.7	61.1

	As at 31 March 2021		As at 31 March 2020
Arising in:	£m	Discount rate	£m	Discount rate
Acutek	14.1	12.7%	15.6	15.0%
BioMed	–	12.7%	–	15.0%
EuroMed	15.9	12.7%	17.6	15.0%
First Water	2.1	12.7%	2.1	15.0%
Markel	1.2	13.4%	1.3	16.4%
Systagenix	13.2	12.7%	13.3	15.0%
Webtec	10.2	12.7%	11.2	15.0%
Crawford	–	12.6%	–	16.2%
	56.7		61.1

In the year ended 31 March 2021, the carrying value of the Group’s goodwill is not subject to annual amortisation and is tested for impairment at March 2021 in line with IAS 36. As a result of this impairment test the goodwill was deemed recoverable. In the prior year the test let to impairments of £52.2m (Webtec by £5.5m, Markel Industries £3.4m, BioMed Laboratories £14.3m, Systagenix £28.2m and Crawford £0.7m), mainly due to high increased discount rates.

A cash-generating unit is an individual manufacturing site as this is the lowest separately identifiable level at which we measure cash flows. The recoverable amount has been determined on a value in use basis on each cash-generating unit using the management approved twelve-month forecasts for each CGU. The budget reflects management’s best estimate of the future impact on cash flows of the Group.

The base twelve-month projection is driven by the management approved budget. Between year 2 and 5, the models are based on growth between 0% and 10% with most models assuming a 3% growth rate, which management believes does not exceed the long-term average growth rate for the industry, and then is subject to a 0% to 1% growth and cost inflation through to year 20 with a terminal value calculated on a perpetuity basis.

These cash flows are discounted at a pre-tax discounting rate ranging between approximately 12.7% and 13.7% (2020: between 15.0% and 18.1%), being the geographical and market-based discount rate assessed
27 Scapa Group plc Annual Report and Accounts 2021

as being suitable for each cash-generating unit. The Group discount rates have reduced during the current year partly as a result of the macro economy given the reduced uncertainty around Brexit and Covid-19, plus a reduction in the risk premium applied for the Group following more stable trading performance.

The Group has conducted a sensitivity analysis on the impairment test based on the high end of an externally assessed range for the pre-tax discount rates of approximately 14.3% to 15.3%, which results in an impairment of £0.5m in the Webtec CGU. However, management is confident that the discount rates applied are sufficiently risk adjusted and are confident of the future growth opportunities for this sites to support the carrying values of the cash-generating unit and that no further impairment is required.

28 Scapa Group plc Annual Report and Accounts 2021

12. Other intangible assets

			Customer
	Patents and		lists and	Technology
	development	Customer	sales	and
	costs	relationships	pipeline	know-how	Total
	£m	£m	£m	£m	£m
Cost
1 April 2019	5.0	22.0	2.9	1.4	31.3
Exchange differences	0.2	0.7	–	–	0.9
Additions	–	–	–	–	–
Acquisition of subsidiary	–	0.4	–	–	0.4
31 March 2020	5.2	23.1	2.9	1.4	32.6
Exchange differences	(0.3)	(1.1)	–	–	(1.4)
Additions	–	–	–	–	–
Acquisition of subsidiary	–	–	–	–	–
31 March 2021	4.9	22.0	2.9	1.4	31.2
Amortisation
1 April 2019	(3.7)	(12.7)	(2.9)	(1.2)	(20.5)
Exchange differences	(0.2)	(0.4)	–	–	(0.6)
Charge for the year	(1.1)	(4.6)	–	(0.1)	(5.8)
Impairment	–	(2.3)	–	–	(2.3)
31 March 2020	(5.0)	(20.0)	(2.9)	(1.3)	(29.2)
Exchange differences	0.3	1.1	–	–	1.4
Charge for the year	(0.2)	(2.1)	–	(0.1)	(2.4)
31 March 2021	(4.9)	(21.0)	(2.9)	(1.4)	(30.2)
Carrying amount
31 March 2021	–	1.0	–	–	1.0
31 March 2020	0.2	3.1	–	0.1	3.4
Remaining useful economic life (years)	–	1	–	–	–

	As at 31 March 2021		As at 31 March 2020
Arising in:	£m	Discount rate	£m	Discount rate
BioMed	–	12.7%	–	15.0%
Crawford	0.2	12.7%	0.3	16.2%
EuroMed	–	12.7%	0.2	15.0%
First Water	–	12.7%	–	15.0%
Markel	–	13.4%	0.4	16.4%
Systagenix	0.8	12.7%	2.5	15.0%
	1.0		3.4

In the prior year the IAS 36 impairment review resulted in an impairment of intangibles for BioMed Laboratories (£2.1m). The intangibles of First Water Limited had been impaired due to the termination of a project (£0.2m).

29 Scapa Group plc Annual Report and Accounts 2021

13. Property, plant and equipment

	Freehold	Long		Furniture,		Assets
	land and	leasehold	Plant and	fittings and		under
	buildings	buildings	machinery	equipment	IT systems	construction	Total
	£m	£m	£m	£m	£m	£m	£m
Cost
1 April 2019	37.0	9.5	105.5	4.9	20.3	8.6	185.8
Exchange differences	1.2	0.1	2.4	0.1	0.2	0.2	4.2
Additions	2.4	0.2	8.6	0.5	0.2	4.6	16.5
Acquisition of subsidiary	–	–	0.2	0.1	–	–	0.3
Disposals	(0.1)	(1.6)	(11.9)	(0.9)	(2.1)	(0.3)	(16.9)
Transfer to Right-of-Use assets	(12.9)	–	(0.3)	–	–	–	(13.2)
Transfers	0.1	0.3	1.1	(0.1)	–	(1.4)	–
31 March 2020	27.7	8.5	105.6	4.6	18.6	11.7	176.7
Exchange differences	(1.1)	(0.2)	(3.9)	(0.1)	(0.4)	(0.1)	(5.8)
Additions	1.1	0.6	5.3	0.2	2.3	(1.4)	8.1
Disposals	–	(1.7)	(4.5)	(0.5)	(1.1)	–	(7.8)
Transfers	6.4	(3.8)	0.4	0.1	1.3	(5.2)	(0.8)
31 March 2021	34.1	3.4	102.9	4.3	20.7	5.0	170.4
Accumulated depreciation
1 April 2019	(7.1)	(5.4)	(70.4)	(3.0)	(18.9)	–	(104.8)
Exchange differences	(0.2)	(0.1)	(1.6)	(0.1)	(0.2)	–	(2.2)
Depreciation	(1.1)	(0.4)	(6.8)	(0.4)	(0.4)	–	(9.1)
Impairment	(0.1)	(0.1)	(1.2)	–	–	–	(1.4)
Disposals	0.1	1.6	11.7	0.8	2.1	–	16.3
Transfer to Right-of-Use depreciation	–	–	0.2	–	–	–	0.2
31 March 2020	(8.4)	(4.4)	(68.1)	(2.7)	(17.4)	–	(101.0)
Exchange differences	0.4	0.1	2.5	0.1	0.3	–	3.4
Depreciation	(1.2)	(0.2)	(6.8)	(0.4)	(0.4)	–	(9.0)
Impairment	–	–	(0.1)	–	–	(0.2)	(0.3)
Disposals	(0.2)	1.7	4.6	0.6	1.1	–	7.8
Transfers	(0.8)	0.8	1.7	–	(1.1)	0.2	0.8
31 March 2021	(10.2)	(2.0)	(66.2)	(2.4)	(17.5)	–	(98.3)
Carrying amount
31 March 2021	23.9	1.4	36.7	1.9	3.2	5.0	72.1
31 March 2020	19.3	4.1	37.5	1.9	1.2	11.7	75.7

The Group has not revalued any item of property, plant and equipment. Impairment of property, plant and equipment of £0.3m relates to assets not in use (£0.1m) and the loss of customer projects relating to equipment (0.2m) in BioMed Laboratories. (2020: £0.6m closure of sites in Korea (£0.4m), US (£0.2m), the loss of the ConvaTec contract of £0.5m, and £0.3m for BioMed Laboratories as the forecasted cash flow did not support the asset value at 31 March 2020).

30 Scapa Group plc Annual Report and Accounts 2021

14. Leases
The Group leases many assets including land and buildings, vehicles, machinery and IT equipment. Information about leases for which the Group is a lessee is presented below.

Right-of-use assets

	Long
	leasehold	Plant and
	buildings	machinery	IT systems	Total
	£m	£m	£m	£m
Cost
1 April 2019 recognised on transition to IFRS 16	19.9	0.9	0.1	20.9
Exchange differences	1.0	–	–	1.0
Additions	0.3	0.3	0.1	0.7
Disposals	0.1	0.1	–	0.2
31 March 2020	21.3	1.3	0.2	22.8
Exchange differences	(1.7)	(0.1)	–	(1.8)
Additions	1.1	1.6	–	2.7
Disposals	(0.5)	(0.2)	–	(0.7)
31 March 2021	20.2	2.6	0.2	23.0
Accumulated depreciation
1 April 2019	–	–	–	–
Exchange difference	(0.1)	–	–	(0.1)
Depreciation	(2.3)	(0.4)	(0.1)	(2.8)
1 April 2020	(2.4)	(0.4)	(0.1)	(2.9)
Exchange difference	0.1	–	–	0.1
Depreciation	(2.5)	(0.5)	(0.1)	(3.1)
Disposals	0.5	0.1	0.1	0.7
31 March 2021	(4.3)	(0.8)	(0.1)	(5.2)
Carrying amount
31 March 2021	15.9	1.8	0.1	17.8
1 April 2020	18.9	0.9	0.1	19.9

Lease liabilities

	2021	2020
	£m	£m
Maturity analysis – contractual undiscounted cash flows
Less than one year	14.5	3.8
One to five years	4.6	17.6
More than five years	0.4	1.3
Total undiscounted lease liabilities at 31 March	19.5	22.7
Lease liabilities at March 2021	18.2	20.2
Current	13.7	2.5
Non-current	4.5	17.7
31 Scapa Group plc Annual Report and Accounts 2021

Within the year a property lease (£9.8m) has moved from non-current to current.

Amounts recognised in profit or loss

	2021	2020
	£m	£m
Interest on lease liabilities	1.2	1.7
Expenses relating to short-term and low-value leases	0.4	0.5
Depreciation expense	3.0	2.8

Amounts recognised in the cash flow statement

	2021	2020
	£m	£m
Total cash outflow for leases	4.2	3.8

Real estate leases
The Group leases land and buildings for its manufacturing sites and offices. The lease term of manufacturing sites is typically between five and twenty years.

Other leases
The Group leases plant and machinery, with lease terms of three to twenty years and IT systems with lease terms of three to eight years.

32 Scapa Group plc Annual Report and Accounts 2021

15. Inventory

	2021	2020
	£m	£m
Raw materials	19.6	18.4
Work in progress	7.8	8.8
Finished goods	9.7	14.3
	37.1	41.5

The material and overhead element of inventory recognised as an expense and included in the Income Statement amounted to £138.2m (2020: £165.7).

No inventories have been pledged as security for liabilities during the years presented.

33 Scapa Group plc Annual Report and Accounts 2021

16. Trade and other receivables

	2021	2020
	£m	£m
Amounts due within one year
Trade receivables	54.3	61.5
Less: provisions for impairment	(3.2)	(3.4)
Trade receivables – net	51.1	58.1
Other debtors	–	1.4
Prepayments and accrued income	6.1	4.2
Total amounts due within one year	57.2	63.7

The carrying amounts of these receivables are denominated in the following currencies:

	2021	2020
	£m	£m
Pounds Sterling	9.7	8.7
US Dollars	22.7	34.4
Euros	18.9	16.0
Other	5.8	4.6
	57.2	63.7

At the year end, the following trade receivables balances were overdue but not impaired:

	2021	2020
	£m	£m
Less than one month	1.4	2.7
Between one and three months	0.2	0.3

Overdue analysis includes impact of foreign exchange movements. Historically customer default is low. The credit quality of the year-end receivables balance is considered high. The Group does not use credit insurance to cover any instance of default as the risk is considered to be low.

The movement in the impairment provision for trade receivables is as follows:

	2021	2020
	£m	£m
Opening provision at 1 April 2020	3.4	1.8
Exchange difference	(0.1)	–
Charge for the year	0.2	1.7
Receivables written off in the year	(0.3)	(0.1)
Closing provision at 31 March 2021	3.2	3.4

Included in the impairment provision are individually impaired trade receivables with a gross balance of £3.2m (2020: £3.4m). The impairment recognised represents the difference between the carrying amount of these trade receivables and the present value of the expected proceeds. The expected credit loss is calculated using a historical default rate adjusted for forward looking information.

34 Scapa Group plc Annual Report and Accounts 2021

Aging of impaired trade receivables:

	2021	2020
	£m	£m
Less than one month	1.7	1.5
Between one and three months	0.4	0.2
Greater than three months	1.1	1.7

The impairment of trade receivables relates to future expected credit losses based on current global economic factors.

35 Scapa Group plc Annual Report and Accounts 2021

17. Cash and cash equivalents

Cash includes the following for the purposes of the Cash Flow Statement:

	2021	2020
	£m	£m
Cash and cash equivalents	16.6	16.3

Restricted cash balance at March 2021 £nil, prior year cash balance included restricted cash of £2.0m following the agreement with the UK Pension Trustee to defer the bi-annual CAR payment due in March 2020.

36 Scapa Group plc Annual Report and Accounts 2021

18. Trade and other payables

	2021	2020
	£m	£m
Trade payables and trade accruals	44.9	45.1
Other taxes and social security	3.9	3.2
Other creditors	8.0	8.5
	56.8	56.8
Amounts due after more than one year
Trade and other payables	0.5	0.6

The carrying amounts of these payables are denominated in the following currencies:

	2021	2020
	£m	£m
Amounts due within one year
Pounds Sterling	19.1	14.6
US Dollars	18.8	22.3
Euros	15.0	17.0
Other	3.9	2.9
	56.8	56.8

	2021	2020
	£m	£m
Amounts due after more than one year
US Dollars	0.4	0.5
Euros	0.1	0.1
	0.5	0.6

Trade payables principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 99 days (2020: 84 days), stated using the non-labour element of cost of goods sold. The Group has financial risk management policies in place to ensure that all payables are paid within the pre-agreed credit terms.

The carrying amount of trade and other payables classified as financial liabilities at amortised cost approximates to their fair value.

37 Scapa Group plc Annual Report and Accounts 2021

19. Borrowings

	2021	2020
	£m	£m
Amounts due within one year
Bank loan	15.0	–
Other loans	0.1	0.1
	15.1	0.1
Amounts due after more than one year
Bank loan	31.6	71.0
	31.6	71.0
Total borrowings	46.7	71.1

In October 2017 the Group entered into a revolving credit facility (RCF) with a banking syndicate. The principal features of the facility are:

•the initial committed value of the facility is £70m;

•there is access to an accordion of £30m, of which £10m has been accessed;

•it is unsecured;

•it is repayable in October 2022;

•the interest payable on drawings under the loan is based on inter-bank interest plus a sliding scale margin determined by the Group’s leverage – the margin is currently 1.35%; and

•the facility has two covenants – the ratio of EBITDA to interest paid must be above 4:1, and the ratio of EBITDA to net debt must be less than 3.0.

•during June 2020 a further £15.0m facility was agreed with an interest rate of 3.0% and a repayment date of 16 June 2021, it included 2 additional covenants – minimum EBITDA and minimum liquidity.

•during April 2021 all loans were repaid as a result of the purchase of the Group by SWM International Inc and the facility was formally cancelled on 26 May 2021.

The carrying value of borrowings is approximate to their fair value. The effective interest rates at the Balance Sheet date were as follows:

%
31 March 2021 – Bank loans and overdrafts	1.8%
31 March 2020 – Bank loans and overdrafts	2.0%

38 Scapa Group plc Annual Report and Accounts 2021

The carrying amounts of the Group’s borrowings are denominated in the following currencies:

	2021	2020
	£m	£m
Pounds Sterling	46.7	64.9
US Dollars	–	6.2
	46.7	71.1

The Group has the following undrawn borrowing facilities:

	2021	2020
	£m	£m
Bank loan (committed)	46.6	7.2

39 Scapa Group plc Annual Report and Accounts 2021

20. Financial Risk Management

The Group’s activities expose it to a variety of financial risks: foreign exchange risk, interest rate risk, credit risk, liquidity risk and capital risk. The Group’s overall risk management procedures focus on the unpredictability of financial markets and seek to minimise potential adverse effects on the Group’s financial performance. Risk management is carried out by the Group finance department (in close co-operation with the business units) under policies approved by the Board of Directors.

Foreign exchange risk
The Group operates internationally and is exposed to foreign exchange risk, arising from various currency exposures, primarily with respect to the US Dollar, the Canadian Dollar and the Euro. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations. As the Group has certain investments in foreign operations, these net assets are exposed to foreign currency translation risk.

To manage its foreign exchange risk the Group uses foreign currency bank balances, and makes occasional use of foreign currency forward contracts to avoid short-term fluctuations in currencies. In addition, purchases of large items of capital in foreign currency are covered by forward contracts at the point of authorisation.

Foreign exchange sensitivity
Taking the 2020/21 sales by currency, a 5% weakening/strengthening in the 2020/21 cumulative average rates for all currencies versus Sterling would have given rise to a +£10.9m/-£9.9m movement in sales respectively. The impact on pre-tax profit is affected by the mix of losses and profits in the various currencies. Taking the 2020/21 pre-tax profit mix, a 5% weakening/strengthening in 2019/20 cumulative average rates for all currencies would have given rise to a +£0.3m/-£0.3m movement in pre-tax profit.

Interest rate risk
The Group is exposed to interest rate risk as it has borrowings at floating rates. Interest rate risk is evaluated periodically to consider interest rate views and defined risk appetite, to seek to ensure that reasonable economic strategies are applied, by either positioning the Balance Sheet or protecting interest expense through different interest rate cycles.

Interest rate sensitivity
During the year to 31 March 2021 the Group has achieved a positive move to securing all of its bank borrowings in Sterling. This has resulted in the effective interest rate for bank loans reducing to 1.8% at 31 March 2021 from 2.0% at 31 March 2020 when a proportion of borrowings were held in US Dollars as the rate for borrowing in Sterling is lower than US Dollars. No sensitivity analysis has been performed as the borrowings were repaid in April 2021 in relation to the purchase of the Group by SWM International inc.

Commodity price risk
The Group is exposed to commodity price risk as it buys a number of commodity products that are vital to its production process. The Group mitigates this risk by fixing pricing with its suppliers where possible. The contracts entered into continue to be held for the purpose of the receipt of the commodity in accordance with the Group’s expected purchase or usage requirements. There is no intention to re-sell the commodities bought. Following an internal assessment of price risk for the business that lies within operations, commodity price risk was removed from the principal risks of the business as it was not deemed to be a key risk.

40 Scapa Group plc Annual Report and Accounts 2021

Liquidity risk
The Group maintains a mixture of committed long-term and short-term facilities designed to ensure that the Group has sufficient cash funds available for operations and planned investment.

Liquidity tables
The following tables detail the Group’s contractual maturity for financial instruments. The tables are drawn up on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	Due within	One to	Two to
	one year	two years	five years
	£m	£m	£m
2021
Trade payables and trade accruals	44.9	–	–
Other taxes and social security	3.9	–	–
Other creditors	8.0	0.5	–
Lease liabilities	14.5	1.5	3.1
Loans and overdrafts	15.1	31.6	–
	86.4	33.6	3.1

	Due within	One to	Two to
	one year	two years	five years
	£m	£m	£m
2020
Trade payables and trade accruals	45.1	–	–
Other taxes and social security	3.2	–	–
Other creditors	8.5	0.6	–
Lease liabilities	3.8	14.7	2.9
Loans and overdrafts	0.1	–	71.0
	60.7	15.3	73.9

Leases to the value of £0.4m (2020: £1.3m) have a maturity greater than five years.

The following tables detail the Group’s contractual maturity for financial assets. The tables are drawn up based on the undiscounted contracted maturities of those financial assets.

	Due within	One to	Two to
	one year	two years	five years
	£m	£m	£m
2021
Receivables	51.1	–	–
Cash and cash equivalents	16.6	–	–
	67.7	–	–
2020
Receivables	59.5	–	–
Cash and cash equivalents	16.3	–	–
	75.8	–	–

41 Scapa Group plc Annual Report and Accounts 2021

In accordance with IFRS 7 Financial Instruments: Disclosures, the Group’s financial instruments are considered to be classified as Level 2 instruments. Level 2 fair value measurements are those derived from inputs other than unadjusted quoted prices in active markets (Level 1 categorisation) that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Credit risk
The Group has no significant concentrations of credit risk. It has policies in place to ensure that sales of products are made to customers with an appropriate credit history. Derivative counterparties and cash transactions are spread across a number of financial institutions. The credit risk position for our major customers is detailed below. This shows a fairly predictable level of credit utilisation across the regions and years, and highlights that there is no concentration of credit risk with respect to trade receivables.
Europe
The top five customers by balance at 31 March 2021 had a total receivable of £8.7m, versus their cumulative credit limit of £9.2m. The top five customers at 31 March 2020 had a total receivable of £5.7m, versus their cumulative credit limit of £6.3m.

North America
The top five customers by balance at 31 March 2021 had a total receivable of £7.5m, versus their cumulative credit limit of £8.0m. The top five customers at 31 March 2020 had a total receivable of £13.9m, versus their cumulative credit limit of £12.9m with a temporary easement agreed relating to a safely stock bill and hold arrangement, at a key customer’s request, following the closure of one of the North American manufacturing facilities

Asia
The top five customers by balance at 31 March 2021 had a total receivable of £1.9m, versus their cumulative credit limit of £2.8m. The top five customers at 31 March 2020 had a total receivable of £1.6m, versus their cumulative credit limit of £2.5m.

42 Scapa Group plc Annual Report and Accounts 2021

21. Capital risk
The Group defines the capital that it manages as the Group’s total equity. The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Group must ensure that sufficient capital resources are available for working capital requirements and meeting principal and interest payments as they fall due. In order to ensure that sufficient capital is available, the Group may adjust the amount of new shares issued, return capital to shareholders, alter its dividend policy or dispose of assets to reduce net debt.

The Group monitors capital using the following main indicator:

	2021	2020
Total equity (£m)	112.4	92.4
Total assets (£m)	269.2	291.4
Equity % ratio	42%	32%

43 Scapa Group plc Annual Report and Accounts 2021

22. Provisions

	Reorganisation
	and leasehold	Contract
	commitments	liability	Environmental	Total
	£m	£m	£m	£m
At 1 April 2020	8.9	25.0	0.1	34.0
Additions in the year	1.3	–	–	1.3
Release in the year	(0.5)	(7.2)	–	(7.7)
Utilised in the year	(6.2)	–	–	(6.2)
At 31 March 2021	3.5	17.8	0.1	21.4
Analysis of provisions:
Current	0.8	7.2	0.1	8.1
Non-current	2.7	10.6	–	13.3
At 31 March 2021	3.5	17.8	0.1	21.4

	Reorganisation
	and leasehold	Contract
	commitments	liability	Environmental	Total
	£m	£m	£m	£m
At 1 April 2019	14.4	32.2	0.1	46.7
Additions in the year	12.8	–	–	12.8
Release in the year	(0.7)	(7.2)	–	(7.9)
Utilised in the year	(17.6)	–	–	(17.6)
At 31 March 2020	8.9	25.0	0.1	34.0
Analysis of provisions:
Current	6.3	7.2	0.1	13.6
Non-current	2.6	17.8	–	20.4
At 31 March 2020	8.9	25.0	0.1	34.0

Reorganisation and leasehold commitments
The £3.5m (2020: £8.9m) reorganisation and leasehold commitments provision relates to dilapidations for leasehold property of £2.3m (2020: £4.1m), £0.1m (2020: £0.1m) in relation to reorganisation costs, £0.6m (2020: £3.5m) relating to site closures in the UK. A further £0.5m relates to provisions for BioMed Laboratories LLC, Systagenix Wound Management Manufacturing Ltd and Crawford Manufacturing Ltd relating to quality systems and £nil (2020 £0.3m) relating to the potential HSE penalty. The expected utilisation of these provisions ranges between one and three years.

Contract liability provision
The £17.8m (2020: £25.0m) contract liability provision relates to a five-year exclusive Manufacturing Supply Agreement entered into in October 2018 with Acelity for Systagenix advanced wound care products which provided an upfront discount to the customer. The fair value of the agreement was therefore treated as part of the consideration for the acquisition of the Systagenix business in line with IFRS 3 requirements. As the agreement represented a material discount to the customer the consideration was treated as a contract liability provision under IFRS 15 and is released into revenue on a straight-line basis over a five-year period, in line with the exclusive supply contract.

44 Scapa Group plc Annual Report and Accounts 2021

Environmental provisions
Environmental provisions relate to expected costs required to clean up environmental contamination on a Europe site of £0.1m (2020: £0.1m). The Group expects the majority of the spend against the environmental provisions to be incurred during next year.

Tax provisions
Tax provisions totalling £2.3m (2020: £2.1m) relate to Group cross-party transactions which are expected to be utilised over a four-year period. This is disclosed under non-current tax liabilities.

45 Scapa Group plc Annual Report and Accounts 2021

23. Contingencies

On 10 July 2019, Scapa Tapes North America LLC filed a complaint against ConvaTec Inc in the state of Connecticut for breach of a material supply agreement alleging damages of $83.81m and a declaratory judgement requesting a court ruling that a non-compete provision in the agreement is legally impermissible. Scapa Tapes North America maintains its position robustly asserting its claim for breach of contract and declaratory judgement. Claims raised by ConvaTec Inc against Scapa Group plc and Scapa Tapes North America LLC in New Jersey have been dismissed. ConvaTec Inc has reasserted certain contract breaches, declaratory judgment and other claims against Scapa Group plc and Scapa Tapes North America LLC in Connecticut in response to the complaint Scapa North America LLC filed. In response to Scapa Group’s and Scapa Tapes’ motion the Connecticut court dismissed certain ConvaTec Inc. claims, including its declaratory judgment claims. In May 2021, ConvaTec filed a new Complaint in Connecticut against Scapa Group and Scapa Tapes asserting additional claims, which has not yet been served on Scapa Group. ConvaTec has not yet fully quantified the total damages it seeks against Scapa Group. It has alleged a minimum of $4.6m in damages to date in its pleadings against Scapa Group. Discovery and other pre-trial preparations remain ongoing at the time of approval of these financial statements. No asset has been recognised in relation to this case on the grounds that recovery is not deemed virtually certain at this point in time. In addition no liability has been recognised for the claims against the Group as it is not considered probable that there will be an outflow in relation to the case.

46 Scapa Group plc Annual Report and Accounts 2021

24. Retirement benefit obligations

Defined contribution schemes
The Group operates a number of defined contribution schemes. Employer’s contributions are charged to the Income Statement as incurred. The total pension cost for the Group in respect of these schemes for the year ended 31 March 2021 was £2.5m (2020: £2.8m). The assets of these schemes are held in independently administered funds.

Defined benefit schemes
The total amounts recognised in the Group financial statements for defined benefit schemes are summarised within this note.

(a) UK scheme
The largest defined benefit scheme in the Group is the Scapa Group plc pension scheme, which has the assets and liabilities of former UK employees. The scheme has been closed to new members and future accrual since 2007/08 and is wholly funded by the sponsoring employer, Scapa Group plc. The assets of the scheme are held separately from the Company under Trust and both the assets and liabilities are held on a non-sectionalised basis. The scheme is managed by a professional Trustee.

The IAS 19 Retirement Benefits valuations are based on the formal triennial actuarial valuation calculations carried out as at 1 April 2020 (completed in January 2021), in order to assess the liabilities of the schemes at 31 March 2021. Scheme assets are stated at their market value at 31 March 2021. The next formal triennial valuation is due on 1 April 2023 and will be completed no later than 30 September 2024.

Funding arrangement
On 11 March 2013 Scapa Group plc entered into an asset-backed funding arrangement with the Trustees of the UK Pension Funds using Scapa Scottish Limited Partnership (‘the Partnership’) as a vehicle for this arrangement. The Partnership that was formed between the Group and the pension fund holds the income and capital rights to a Group asset. The Trustees of the UK Pension Funds will hold the income rights related to the asset over the life of the agreement with capital rights ultimately controlled by the Group.

The Partnership acquired income and capital rights to a Group asset in the form of an inter-company loan note and, under the terms of the Partnership, the Trustees have been granted rights to the interest payments on the inter-company loan note over the lifetime of the arrangement, which are backed by profits from Scapa’s US business.

The scheme’s interest in the Partnership entitles it to an annual distribution of £3.75m cash per annum subject to RPI indexation capped at 5% for 25 years or until the pension fund is in surplus. The Group’s Balance Sheet, IAS 19 deficit and Income Statement are unchanged by the establishment of the Partnership. The investment held by the scheme in the Partnership does not qualify as a plan asset for the purposes of the Group’s consolidated financial statements and is therefore not included within the fair value of plan assets.

The Group pays the administration costs of the scheme of £0.35m per year subject to RPI indexation, and pays non-administration costs as agreed on a project by project basis with the Trustees.

Total cash payments in the year, including both deficit repair and expenses, were £6.3m (2020: £2.2m). As at 31 March 2021 no amounts were outstanding (2020: £2.0m deferment agreed with the Trustees). Total cash payments expected in the year to 31 March 2022 are £4.4m.
47 Scapa Group plc Annual Report and Accounts 2021

The arrangement provides the Group with a less volatile basis for financing the long-term pension liabilities.

(b) Overseas schemes
The Group operates a number of pension schemes in different countries. There are several small defined benefit schemes and a number of defined contribution schemes. In addition, in certain countries, the Group must provide for various employee termination benefits. These are accounted for as if they were defined benefit pension schemes. The total defined benefit pension charge to operating profit for the Group in respect of overseas pension schemes for the year ended 31 March 2021 was £0.2m (2020: £0.3m), excluding settlement gains. The forecast future contributions into these schemes are expected to be similar to the current year contributions, but are subject to the number and nature of leavers in any period.

Details of the Group’s material overseas defined benefit schemes are as follows:

North America
The Group operates two unfunded pension plans in North America, Both schemes are closed to new members and future accrual. During the prior year we performed a buy-out of a third defined benefit scheme. The disclosures are based on the most recent actuarial valuations of liabilities and asset market values at 31 March 2021.

France
The Group operates an unfunded statutory retirement benefit scheme in France with liabilities of £3.9m (2020: £4.0m), with payments made to employees on retirement.

Italy
There is an unfunded statutory termination indemnity plan in Italy, with payments made to employees on retirement or termination of service. The Italian scheme is closed to future accrual following changes in local legislation in 2013. It has liabilities of £0.4m (2020: £0.5m).

Set out below are the key financial assumptions used to calculate scheme liabilities under IAS 19. Given the relative size of the schemes, the age profile and sensitivities are only provided for the UK.

	UK		North America		France		Italy
	2021	2020	2021	2020	2021	2020	2021	2020
Discount rate	1.95%	2.25%	3.14%	4.25%	0.65%	1.40%	0.21%	(0.14)%
Salary rises	–	–	–	–	1.70%	1.70%	–	–
Price inflation (RPI)	3.25%	2.50%	–	–	1.70%	1.70%	2.00%	2.00%
Price inflation (CPI)	2.55%	1.55%	–	–	–	–	–	–
Future pension increases – RPI max 5%	3.17%	2.50%	–	–	–	–	–	–
Future pension increases – RPI max 3%	2.56%	2.16%	–	–	–	–	–	–
Amount of pension commuted for cash	25.00%	25.00%	–	–	–	–	–	–

The salary increase assumption is no longer relevant in the UK and US as the schemes are closed to future accrual.

48 Scapa Group plc Annual Report and Accounts 2021

The expected investment returns have been calculated using the weighted average of the expected investment returns for the different asset classes. The expected return on investments for the UK schemes are set out in the table below; the expected return on investment for the overseas schemes is not a key judgement given the small asset values.

The assumptions relating to UK longevity underlying the pension liabilities at the Balance Sheet date are based on standard actuarial mortality tables, with adjustments to reflect actual experience. For the year to 31 March 2021, the IAS 19 calculations have been performed using standard actuarial tables known as S2PA. Future improvements in mortality have been allowed for using the core CMI 2018 model, with a long-term rate of improvement of 1.25% per annum. In the current year these tables have then been adjusted with a loading to reflect the geographic membership profile of the scheme. During the year to March 2016 a postcode mortality exercise was conducted on the scheme’s membership. The results of this exercise showed that a best estimate adjustment to the base table used by the formal triennial actuarial valuation was 115% for all members. This assumption, reducing the expected longevity of members, has been used in the March 2021 disclosures.

Actuarial assumption sensitivities
The calculation of the schemes’ deficits is sensitive to changes in the underlying assumptions listed above. The following tables show the approximate effect of changes in the key assumptions on the UK scheme’s liabilities (and deficit) at the year end. These are approximate and only show the likely effect of an assumption being adjusted whilst all other assumptions remain the same. Note that sensitivities are not provided for the overseas schemes because the materiality of the results is not significant.

UK
2021
£m
Rate of inflation
Change in the year-end liabilities from a 0.5% increase in the assumed rate of inflation	4.7
Change in the year-end liabilities from a 0.5% decrease in the assumed rate of inflation	(4.6)
Discount rate
Change in the year-end liabilities from a 0.5% increase in the assumed rate of discount	(9.2m)
Change in the year-end liabilities from a 0.5% decrease in the assumed rate of discount	10.2m
Mortality
Life expectancy of members increases by one year	7.8m
Life expectancy of members decreases by one year	(7.7m)
Current pensioners (years):
Male life expectancy at age 65	85.5
Female life expectancy at age 65	87.5
Future pensioners (years):
Male life expectancy at age 65 (currently aged 45)	86.7
Female life expectancy at age 65 (currently aged 45)	89.0

The amounts recognised in the Balance Sheet are determined as follows:

	2021	2020
	Value	Value
UK scheme	£m	£m
UK equities	0.3	–
49 Scapa Group plc Annual Report and Accounts 2021

Overseas equities	10.3	18.3
Corporate bonds	84.3	75.1
Fixed interest government bonds	22.4	19.7
Index-linked government bonds	23.8	13.2
Property	2.6	1.9
Hedge funds	4.8	4.0
Cash and cash equivalents	2.6	7.1
Total market value of assets*	151.1	139.3
Present value of scheme liabilities	(145.1)	(135.1)
Surplus restriction	(6.0)	(4.2)
Net deficit in the scheme	–	–
* No quoted market price in active market for the UK scheme investments for 2021 (2020: same)

The weighted average duration of the defined benefit obligation at 31 March 2021 is approximately 15 years (2020: 16 years).

	2021	2020
	Value	Value
French scheme	£m	£m
Present value of scheme liabilities	(3.6)	(4.0)
Net deficit in the scheme	(3.6)	(4.0)

	2021	2020
	Value	Value
Italian scheme	£m	£m
Present value of scheme liabilities	(0.4)	(0.5)
Net deficit in the scheme	(0.4)	(0.5)

	2021	2020
	Value	Value
North American scheme	£m	£m
Present value of scheme liabilities	(1.4)	(1.6)
Net deficit in the scheme	(1.4)	(1.6)

The amounts recognised in the Income Statement are as follows:

	2021	2020
	£m	£m
Current service cost	(0.2)	(0.3)
Buy-out gain in US scheme	–	2.4
Pension GMP equalisation	(0.1)	–
Total included within staff costs	(0.3)	2.1
Interest income on scheme assets less interest on scheme liabilities	0.1	(0.1)
Total included within finance costs	0.1	(0.1)
Total gain/(expense) charged through the Income Statement	(0.2)	2.0

50 Scapa Group plc Annual Report and Accounts 2021

The amounts recognised in the Statement of Comprehensive Income are as follows:

	2021	2020
	£m	£m
Actual return less interest income on scheme assets	11.1	0.9
Experience gains arising on scheme liabilities	0.2	(2.1)
Changes in assumptions underlying the present value of the scheme liabilities:
– Financial assumptions	(15.8)	4.1
Change in surplus restriction	(1.9)	(4.2)
Total amounts recognised in the Statement of Comprehensive Income	(6.4)	(1.3)

The amounts recognised in the Balance Sheet are as follows:

Analysis of movements in scheme assets

	2021	2020
	£m	£m
Beginning of the year	139.3	153.0
Exchange differences	–	0.3
Expected return on scheme assets	3.1	3.2
Actual return less interest income on scheme assets	11.1	1.2
Contributions paid	7.0	1.9
Benefits paid	(9.5)	(10.3)
Settlement	–	(10.0)
End of the year	151.1	139.3

Analysis of movement in scheme liabilities

	2021	2020
	£m	£m
Beginning of the year	(141.2)	(161.4)
Exchange differences	–	(0.5)
Current service cost (included within staff costs)	(0.3)	(0.2)
Pension GMP equalisation (included within staff costs)	(0.1)	–
Interest on scheme liabilities	(3.0)	(3.8)
Experience gains	0.2	0.3
Changes in assumptions	(15.8)	4.1
Benefits paid	9.5	10.3
Settlement	–	10.0
End of the year	(150.7)	(141.2)

Analysis of movement in Balance Sheet liability

	2021	2020
	£m	£m
Beginning of the year	(6.1)	(8.4)
Exchange differences	0.3	(0.2)
51 Scapa Group plc Annual Report and Accounts 2021

Income Statement expense	(0.2)	2.0
Statement of Comprehensive Income items	11.3	(1.3)
Changes in assumptions	(15.8)	4.1
Contributions paid	7.0	1.9
Surplus restriction	(1.9)	(4.2)
Net deficit in the schemes	(5.4)	(6.1)

Cumulative actuarial losses on pension schemes recognised in reserves total £25.0m (2020: £18.6m).

	2021	2020	2019	2018	2017
	IAS 19	IAS 19	IAS 19	IAS 19	IAS 19
	£m	£m	£m	£m	£m
Present value of defined benefit obligations	(150.7)	(141.2)	(161.4)	(169.1)	(195.6)
Fair value of plan assets	151.1	139.3	153.0	148.1	164.2
Adjustment relating to asset ceiling and minimum funding requirements	(6.1)	(4.2)	–	–	–
Deficit in the plan	(5.7)	(6.1)	(8.4)	(21.0)	(31.4)
Experience adjustments on plan liabilities	(15.6)	4.4	4.6	5.9	(24.5)
	(10.4%)	3.1%	2.9%	3.5%	(12.5%)
Experience adjustments on plan assets	11.1	1.2	5.2	1.1	17.6
	7.3%	0.9%	3.4%	0.7%	10.7%

52 Scapa Group plc Annual Report and Accounts 2021

25. Share capital

	2021	2020
	£m	£m
Allotted, issued and fully paid
187,797,885 (2020: 155,242,923) shares of 5p each	9.4	7.8

On 14 May 2020 the Group placed an aggregate of 30,758,649 new ordinary shares of 5p each at a price of 105p per placing share to raise net proceeds of £31.6m after expenses. The placing shares represented approximately 19.99% of the Company’s existing issued share capital. The placing utilised a cash box structure, whereby the cash box entity issued redeemable preference shares in consideration for the receipt of the cash proceeds (net of issue costs) arising from the placing. The Company’s ordinary shares were issued as consideration for the transfer to it of the shares, which it did not already own, in the cash box entity. As a result, in the opinion of the Board, the placing qualified for merger relief under section 612 of Companies Act 2006 so that the excess of the value of the acquired shares in the cash box entity over the nominal value of the ordinary shares issued by the Company was credited to a merger reserve which is considered to be distributable.

The placing shares ranked par passu in all respects with the existing ordinary shares, including the right to receive all dividends and other distributions declared, made or paid after the date of the issue.

The Company has one class of ordinary shares which carry no rights to fixed income.

53 Scapa Group plc Annual Report and Accounts 2021

26. Share options

Potential issues of ordinary shares
Certain senior managers and other staff hold options to subscribe for shares in the Company at prices ranging from nil pence per share to 273.0p per share under share option schemes approved by shareholders. The number of shares subject to options, the periods in which they were granted and the periods in which they may be exercised are given below:

				Number	Number
		Average exercise		of options	of options
Scheme	Year of grant	price per share	Exercise period	2021	2020
Performance share plan	2013	nil p per share	up to 23 July 2023	–	4,000
Performance share plan	2014	nil p per share	up to 22 July 2024	–	5,000
Performance share plan	2015	nil p per share	up to 22 July 2025	–	25,234
Performance share plan	2016	nil p per share	up to 8 July 2026	162,013	199,907
Performance share plan	2017	nil p per share	up to 9 August 2027	–	181,556
Performance share plan	2017	nil p per share	up to 30 November 2027	–	31,645
Performance share plan	2018	nil p per share	up to 1 June 2028	227,510	287,211
Performance share plan	2019	nil p per share	up to 5 March 2029	70,855	70,855
Performance share plan	2019	nil p per share	up to 1 June 2029	1,334,483	1,794,785
Performance share plan	2020	nil p per share	up to 16 September 2030	1,435,342	–
Sharesave option plan 3-year	2018	273.00p	up to 1 September 2022	180,347	340,033
				3,410,550	2,940,226

During the year the 4,000 options under the 2013 performance share plan, 5,000 under the 2014 performance share plan, 25,234 under the 2015 performance share plan and 37,894 options under the 2016 performance share plan were exercised, all other movements are for lapsed options and new grants.

All other movements from 2020 are lapsed options and new grants. As at 31 March 2021, 162,013 options were exercisable under the 2016 Performance share plan.

The Group operates several share option schemes. Options are exercisable at a price equal to the average quoted market price of the Group’s shares on the date of grant. Options are forfeited if the employee leaves the Group through resignation or dismissal before the options vest.

Equity-settled share options are measured at fair value at the date of grant. The fair value determined at the date of grant is expensed over the vesting period, based upon the Group’s estimate of shares that will eventually vest.

There are no cash-settled share options.

Fair value is measured by use of a Black Scholes model according to the relevant measures of performance. The models include adjustments, based upon management’s best estimate, for the effects of exercise restrictions, behavioural considerations and expected dividend payments. The option life is derived from models based upon these assumptions and other assumptions identified below.

54 Scapa Group plc Annual Report and Accounts 2021

The Group recognised total expenses of £0.3m (2020: £1.6m) related to equity-settled share-based payments. This expense includes the charge for new options granted during the year net of release of charge for the options for which it has been concluded that vesting criteria will not be met.

Long Term Incentive Plans
The Company has two Long Term Incentive Plans; the Scapa Group plc 2011 Performance Share Plan (PSP) and the Scapa Group plc 2019 Long Term Incentive Plan (LTIP).

Options granted between 2011 to 2019 relate to the PSP, options granted in 2020 relate to the 2019 LTIP, details of the plans are outlined below:

PSP
PSP is a long-term incentive for Executive Directors, the Executive Team and key members of the Leadership Team. It was designed to encourage participants to deliver sustained profitable growth and enhanced shareholder value, and was based on trading EPS growth measured over a three year period. Reflected in the value of the awards were extremely stretching EPS growth targets requiring growth of a minimum of RPI+20% for a minimum threshold award to RPI+40% for maximum award. When determining the trading EPS growth, the impact of material acquisitions, disposals and changes in the issued share capital were disregarded to ensure that the EPS measurement was not artificially affected.

During the year the 2018 PSP award lapsed on the basis of the FY21 adjusted EPS not meeting the minimum threshold target.

2019 LTIP Scheme
The 2019 LTIP Scheme was introduced during 2019 with the options granted in 2020 under this scheme measurement criteria. This scheme is based on 50% EPS performance growth and 50% Total Shareholder Return (TSR) against the FTSE SmallCap (excluding IT) index. The EPS growth criteria was set as specific EPS targets of 11.4 pence (threshold) to 13.2 pence (maximum) and the TSR growth threshold was set at median with upper quartile growth achieving maximum vesting.

Following the approval of the purchase of Scapa by SWM Inc the remuneration committee applied it’s discretion in relation to disapplying the time criteria to schemes open in March 2021 and they assessed them for both performance and TSR conditions when determining the vesting award upon the sale of the business to SWM International Inc.

As a result of the likely transaction both the FY19 and FY20 LTIP scheme charges (non-TSR only) were accelerated to 14 April 2021 in-line with the IFRS2 guidance with the accelerated charge up to 31 March 2021 recorded of £1.1m.

The following tables show the inputs to the model used to calculate the fair value of equity-settled share options granted during the years ended 31 March 2021 and 31 March 2020 respectively:

Performance
Share Plan
awarded
Year ended 31 March 2021	16 September 2020
Weighted average share price (p)	117
Weighted average exercise price (p)	Nil
55 Scapa Group plc Annual Report and Accounts 2021

Weighted average fair value of options granted (p)	117
Expected volatility (%)	n/a
Expected life (months)	36
Risk free rate (%)	n/a

Performance
Share Plan
awarded
Year ended 31 March 2020	20 June 2019
Weighted average share price (p)	196
Weighted average exercise price (p)	Nil
Weighted average fair value of options granted (p)	196
Expected volatility (%)	n/a
Expected life (months)	36
Risk free rate (%)	n/a

The expected volatility is based upon the historical volatility of the Group’s share price over the expected life of the option.

Sharesave
The Scapa Group 2018 Sharesave Scheme is an Inland Revenue approved Save-As-You-Earn (SAYE) share option scheme pursuant to which eligible employees (including Executive Directors) in the United Kingdom who have worked a minimum six-month qualifying period and agree to save a fixed amount for three or five years under an approved savings contract are granted options to subscribe for shares in the Company at a discounted exercise price. The maximum amount that can be saved by a participant is £250 per month. In normal circumstances options are exercisable for six months following the completion of a savings contract using the proceeds from that contract. The exercise price is based on the market value of the shares as of the date of grant, less a discount of 20%.

The movement in total outstanding options is provided below:

	SAYE Plan		Performance Share Plan
		Weighted		Weighted
		average		average
	Number	exercise	Number	exercise
	of shares	price	of shares	price
Outstanding at 31 March 2019	487,991	273.0p	1,013,476	£Nil
Granted during the year	–	–	1,813,444	£Nil
Exercised during the year	–	–	(112,972)	£Nil
Forfeited and lapsed during the year	(147,958)	273.0p	(113,755)	£Nil
Outstanding at 31 March 2020	340,033	273.0p	2,600,193	£Nil
Granted during the year	–	–	1,472,415	£Nil]
Exercised during the year	–	–	(72,128)	£Nil]
Forfeited and lapsed during the year	(159,686)	273.0p	(770,277)	£Nil
Outstanding at 31 March 2021	180,347	273.0p	3,230,203	£Nil
Weighted average contractual remaining life:
56 Scapa Group plc Annual Report and Accounts 2021

31 March 2021	0.8 years	8.1 years
31 March 2020	1.8 years	8.6 years

The weighted average share price at the date of exercise for share options exercised during the year was 210.1p.

Scapa Group 2015 Value Creation Plan
The Company implemented the Value Creation Plan (VCP) in 2015/16 to reward participants for creating value through growth in the Company’s share price. If defined share price targets are met on defined dates, the growth in excess of £1.95 (up to a maximum of £5.00) will be shared by the Plan’s participants. The total amount awarded to participants in the Plan was set as 5% of the number of shares in issue. The first measurement date was 31 March 2018 with a share price target of £3.00. The second measurement date was 31 March 2020 where the share price target was £4.00. Any rights obtained in March 2018 had to be held for 24 months before exercise. Any rights that were obtained in March 2020 had to be held for twelve months before exercise.

The first tranche of the VCP has vested with the gateway share price of £3.00 having been exceeded on 31 March 2018. Pursuant to the VCP rules, any vested amount would be reduced by amounts vesting under the PSP schemes vesting in financial years 2018, 2019 and 2020 respectively. The second tranche did not vest as the target share price was not achieved.

As at 31 March 2021 a total of 1,645,766 options remained to be exercised, these were equity settled upon the sale of the business to SWM International Inc on 15 April 2021.

57 Scapa Group plc Annual Report and Accounts 2021

27. Reconciliation of operating profit to operating cash flow and reconciliation of net cash

	Year ended	Year ended
	31 March	31 March
	2021	2020
All on continuing operations	£m	£m
Profit for the year	4.2	(49.5)
Adjustments for: Finance costs	2.8	3.7
Taxation charge/(credit)	1.3	(1.5)
Depreciation and amortisation	14.5	17.7
Profit on disposal of land and buildings	–	0.5
Exceptional pension GMP equalisation	0.1	–
Impairment of tangible fixed assets	0.3	1.4
Impairment of goodwill	–	52.2
Impairment of intangible assets	–	2.3
Pension payments in excess of charge	(6.7)	(1.6)
Pension scheme buy-out	–	(2.4)
Share option charge	0.3	1.6
Changes in working capital:
Inventories	2.5	5.4
Trade debtors	3.9	5.0
Trade creditors	1.6	(0.1)
Net movement in trading working capital	8.0	10.3
Net movement in other current debtors	(0.8)	1.9
Net movement in other current creditors	(2.4)	(2.7)
Net movement in reorganisation and leasehold commitment provisions	(5.4)	(6.1)
Net movement in contract liability provision	(7.2)	(7.2)
Cash generated from operations	9.0	20.6

Analysis of cash and cash equivalents and borrowings

	At 1 April	Cash	Exchange	Non-cash	At 31 March
	2020	flow	movement	movement	2021
	£m	£m	£m	£m	£m
Cash and cash equivalents	16.3	1.2	(0.9)	–	16.6
Borrowings within one year	(2.6)	0.7	0.7	(27.6)	(28.8)
Borrowings after more than one year	(88.3)	23.6	1.0	27.8	(35.9)
Total borrowings	(90.9)	24.3	1.7	0.2	(64.7)
Total	(74.6)	25.5	0.8	0.2	(48.1)

58 Scapa Group plc Annual Report and Accounts 2021

28. Commitments

Capital commitments
The amount contracted but not provided for in the accounts at 31 March 2021 was £1.2m (2020: £0.9m).
At 31 March 2021 a total of £4.2m (2020: £4.2m) was authorised but not yet contracted.

29. Post balance sheet events

In February 2021 the Scapa Group plc Board recommended an offer from Schweitzer-Mauduit International Inc. (SWM Intl.) to acquire 100% of the share capital of the Group for £412.6m. The Shareholders voted in favour of the transaction and the decision was ratified by the High Court and completed on the 15th April 2021. Following the acquisition the ultimate parent undertaking and controlling party is SWM Intl Inc.

Following a cash injection of £61.2m through a share issue to SWM Intl. Group borrowings of £ 55.0m were repaid on 21 April 2021 and the facility was formally cancelled on 26 May 2021.

59 Scapa Group plc Annual Report and Accounts 2021

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Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On January 27, 2021, Schweitzer-Mauduit International, Inc. (“SWM” or the “Company”) issued an announcement pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Acquisitions disclosing the terms of a recommended cash offer to acquire the entire issued and to be issued ordinary shares of Scapa Group plc, a company incorporated in England and Wales (“Scapa”), to be effected through a scheme of arrangement (the “Scheme”) under Part 26 of the United Kingdom Companies Act 2006, as amended (the “Acquisition”). Scapa is a UK-based innovation, design, and manufacturing solutions provider for healthcare and industrial markets and has operations across North America, Europe and Asia.

On April 15, 2021 (the “Acquisition Date”), the Scheme became effective in accordance with its terms following delivery to the Registrar of Companies in England and Wales of the orders of the High Court of Justice of England and Wales sanctioning the Scheme, and the Acquisition was completed. The offer price for the Acquisition was £2.15 (approximately $2.96 based on an exchange rate of $1:£1.3788 on April 15, 2021) in cash for each ordinary share of Scapa, valuing the entire ordinary share capital of Scapa at approximately £412.6 million on a fully-diluted basis (approximately $568.9 million). The Company settled the offer consideration with payment to Scapa shareholders under the Scheme on April 29, 2021.

In connection with the Acquisition, the Company entered into amendments to its existing revolving credit facility dated September 25, 2018 (as amended, the “revolving credit facility”) to modify certain provisions in order to facilitate the Acquisition and borrowings under the existing revolving credit facility in connection with the Acquisition. The Company entered into an amendment to its existing credit agreement to, among other things, add a new $350 million Term Loan B facility (“Term Loan B Facility”) with a seven-year maturity which was funded on April 21, 2021. The proceeds from the Term Loan B Facility, together with $313 million of the Company’s existing $500 million revolving line of credit (the “Revolving Credit Facility”) under the Existing Credit Agreement, was used to finance the cash consideration payable to Scapa shareholders pursuant to the Acquisition, the required repayment of Scapa indebtedness, and expenses payable in connection with the Acquisition (including debt refinancing costs) (together the “Acquisition Costs”) (herein referred to as the “Financing”).

The pro forma financial information has been prepared by the Company in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020. The following unaudited pro forma condensed combined financial statements of the Company as of and for the year ended December 31, 2020 are derived from the Company’s historical consolidated financial statements included in the Company’s filing on Form 10-K. The unaudited pro forma condensed combined financial statements are also derived from the historical consolidated financial statements of Scapa for the year ended March 31, 2021, which are included in the Company's Current Report on Form 8-K/A as Exhibit [99.1].

SWM and Scapa have different fiscal year ends (December 31 and March 31, respectively). As Scapa's fiscal year end of March 31 is within one fiscal quarter of SWM's fiscal year end of December 31, the pro forma condensed combined statement of income for the year ended December 31, 2020 includes Scapa's operating results for its respective fiscal year ended March 31, 2021 as permitted by Rule 11-02(c)(3) of Regulation S-X, which allows the combination of financial information for companies if their fiscal years end within one fiscal quarter of each other. To comply with SEC rules and regulations for companies with different fiscal year ends, the pro forma condensed combined financial information has been prepared utilizing periods that differ by less than one fiscal quarter.

The historical financial statements of SWM and Scapa have been adjusted in the accompanying Unaudited Pro Forma Condensed Combined Financial Information to give effect to pro forma events which are necessary to account for the Acquisition and the Financing, in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. Scapa’s historical financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Acquisition is being accounted for as a business combination using the acquisition method with SWM as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the total cash consideration will be allocated to Scapa’s assets acquired and liabilities assumed based upon their estimated fair values at the Acquisition Date. The process of valuing the net assets of Scapa at the Acquisition Date, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the Acquisition consideration allocation and related adjustments reflected in this unaudited pro forma combined financial information are preliminary and subject to revision based on a final determination of fair value.

As a result of the foregoing, the unaudited pro forma condensed combined financial statements are based on the preliminary information available and management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, particularly in regard to indefinite and definite-lived intangible assets and deferred tax assets and liabilities, which could be material. The Company will finalize the accounting for the business combination as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from the Acquisition Date.

The pro forma condensed combined financial statements and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

The following Unaudited Pro Forma Condensed Combined Financial Information gives effect to the Acquisition and Financing, which includes adjustments for the following:

•the conversion of Scapa’s historical financial statements from Pound Sterling to U.S. Dollars using the period-end rate at March 31, 2021 of $1.3786 per Pound Sterling for the unaudited condensed combined pro forma balance sheet and the weighted average of the monthly average rates during the year ended March 31, 2021 of $1.3020 per Pound Sterling for the unaudited condensed combined pro forma statement of income;
•certain adjustments to reflect Scapa’s historical financial information on a U.S. GAAP basis;
•certain reclassifications to conform Scapa’s historical financial statement presentation to SWM’s presentation;

•application of the acquisition method of accounting under the provisions of ASC 805 and to reflect cash consideration of approximately $568.9 million;
•proceeds and uses of the Financing entered into in connection with the Acquisition; and
•non-recurring transaction costs in connection with the Acquisition.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Balance Sheet December 31, 2020 (In millions)
	Historical
	SWM	Scapa Adjusted ( Note 2)	Financing Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Pro Forma Condensed Combined
ASSETS
Cash and cash equivalents	$54.7	$22.9	$648.6	4(a)	$(662.9)	5(a)	$63.3
Accounts receivable, net	148.5	78.9	—		(0.3)	5(i)	227.1
Inventories	179.7	51.1	—		2.9	5(b)	233.7
Income taxes receivable	6.2	3.7	—		—		9.9
Other current assets	7.3	—	—		—		7.3
Total current assets	396.4	156.6	648.6		(660.3)		541.3
Property, plant and equipment, net	339.0	114.5	—		41.0	5(c)	494.5
Deferred income tax benefits	2.6	10.9	—		—		13.5
Investment in equity affiliates	59.3	—	—		—		59.3
Goodwill	403.7	78.2	—		181.3	5(e)	663.2
Intangible assets	314.7	1.4	—		243.0	5(d)	559.1
Other assets	69.2	17.8	—		0.6	5(f)	87.6
Total assets	$1,584.9	$379.4	$648.6		$(194.4)		$2,418.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current debt	$2.8	$35.9	$0.9	4(b)	$(20.8)	5(i)	$18.8
Accounts payable	60.5	78.3	—		—		138.8
Income taxes payable	2.7	1.2	—		—		3.9
Accrued expenses	100.9	15.0	—		(2.1)	5(g)	113.8
Total current liabilities	166.9	130.4	0.9		(22.9)		275.3
Long-term debt	590.5	43.6	647.7	4(b)	(43.6)	5(i)	1,238.2
Long-term income tax payable	17.7	3.2	—		—		20.9
Pension and other postretirement benefits	36.5	7.6	—		—		44.1
Deferred income tax liabilities	45.1	6.3	—		59.2	5(h)	110.6
Other liabilities	78.6	25.2	—		(2.6)	5(g)	101.2
Total liabilities	935.3	216.3	648.6		(9.9)		1,790.3
Stockholders' equity:
Preferred stock	—	—	—		—	5(k)	—
Common stock	3.1	13.0	—		(13.0)	5(k)	3.1
Additional paid-in-capital	92.2	42.6	—		(42.6)	5(k)	92.2
Retained earnings	666.2	73.3	—		(94.7)	5(k) 5(l)	644.8
Accumulated other comprehensive loss	(111.9)	34.2	—		(34.2)	5(k)	(111.9)
Total stockholders' equity	649.6	163.1	—		(184.5)		628.2
Total liabilities and stockholders' equity	$1,584.9	$379.4	$648.6		$(194.4)		$2,418.5

See accompanying notes to unaudited pro forma condensed combined financial statements.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Statement of Income For the year ended December 31, 2020 (In millions, except per share amounts)
	Historical		Financing Adjustments (Note 4)
	SWM	Scapa Adjusted ( Note 2)			Transaction Accounting Adjustments (Note 5)		Pro Forma Condensed Combined
Net sales	$1,074.4	$354.8	$—		$(2.1)	5(g)	$1,427.1
Cost of products sold	766.1	304.8	—		3.3	5(b) 5(c)	1,074.2
Gross profit	308.3	50.0	—		(5.4)		352.9

Selling expense	36.9	8.9	—		—		45.8
Research expense	13.8	4.6	—		—		18.4
General expense	116.9	20.4	—		37.7	5(d) 5(l)	175.0
Total nonmanufacturing expenses	167.6	33.9	—		37.7		239.2

Restructuring and impairment expense	11.9	4.8	—		—		16.7
Operating profit	128.8	11.3	—		(43.1)		97.0
Interest expense	30.5	3.4	25.8	4(c)	(3.4)	5(j)	56.3
Other (expense) income, net	(1.0)	0.3	—		—		(0.7)
Income from continuing operations before income taxes and income from equity affiliates	97.3	8.2	(25.8)		(39.7)		40.0
Provision for income taxes	18.4	1.7	(5.4)	5(h)	(8.3)	5(h)	6.4
Income (Loss) from equity affiliates, net of income taxes	4.9	—	—		—		4.9
Income from continuing operations	$83.8	$6.5	$(20.4)		$(31.4)		$38.5

Income from continuing operations per share data:
Income from continuing operations per share - basic	$2.72						$1.25
Income from continuing operations per share - diluted	$2.69						$1.24

Weighted average shares outstanding:
Basic	30,832,700						30,832,700
Diluted	31,104,200						31,104,200

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The pro forma financial information and related notes are prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the Securities and Exchange Commission on May 20, 2020.

SWM’s historical financial statements were prepared in accordance with US GAAP and presented in U.S. dollars. Scapa’s historical financial statements were prepared in accordance with IFRS as issued by the IASB presented in Pound Sterling. As discussed in Note 2. Accounting Policy and Reclassification Adjustments, the historical Scapa’s financial statements were translated to U.S. dollars and certain reclassifications were made to align Scapa’s financial statement presentation with that of SWM.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with SWM as the accounting acquirer, and based on the historical consolidated financial statements of SWM and Scapa. Under ASC 805, assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed Acquisition Date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of Acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on December 31, 2020 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2020 give effect to the Acquisition as if it occurred on January 1, 2020.

The unaudited pro forma combined financial information does not reflect any anticipated synergies or dissynergies, operating efficiencies or cost savings that may result from the Acquisition or any Acquisition and integration costs that may be incurred. The pro forma adjustments represent SWM’s best estimates and are based upon currently available information and certain assumptions that SWM believes are reasonable under the circumstances. SWM is not aware of any material transactions between SWM and Scapa during the periods presented. Accordingly, adjustments to eliminate transactions between SWM and Scapa have not been reflected in the unaudited pro forma combined financial information.

Note 2. Accounting Policy and Reclassification Adjustments

Scapa’s historical financial statements were prepared in accordance with IFRS as issued by the IASB and presented in Pound Sterling. During the preparation of this pro forma financial information,, management performed a preliminary analysis of Scapa’s financial information to identify differences between IFRS as issued by IASB and U.S. GAAP, differences in accounting policies compared to those of SWM, and differences in financial statement presentation compared to the presentation of SWM. The conversion of Scapa’s historical financial statements from Pound Sterling to U.S. Dollars using the period-end rate at March 31, 2021 of $1.3786 per Pound Sterling for the unaudited condensed combined pro forma balance sheet and the weighted average of the monthly average rates during the year ended March 31, 2021 of $1.3020 per Pound Sterling for the unaudited condensed combined pro forma statement of income. At the time of preparing the unaudited pro forma combined financial information, other than the adjustments described herein, the Company is not aware of any other material differences.

Balance Sheet Adjustments

(in millions) SWM Line Item	Historical Scapa Presentation	Historical Scapa (GBP)	Historical Scapa (USD)	Adjustments		Historical Scapa Adjusted
Cash and cash equivalents	Cash and cash equivalents	£16.6	$22.9	$—		$22.9
Accounts receivable, net	Trade and other receivables	57.2	78.9	—		78.9
Inventories	Inventory	37.1	51.1	—		51.1
Income taxes receivable	Current tax asset	2.7	3.7	—		3.7
Other current assets		—	—	—		—
Total current assets		113.6	156.6	—		156.6
Property, plant and equipment, net	Property, plant and equipment	72.1	99.4	15.1	(a)	114.5
Deferred income tax benefits	Deferred tax asset	7.9	10.9	—		10.9
Goodwill	Goodwill	56.7	78.2	—		78.2
Intangible assets	Intangible assets	1.0	1.4	—		1.4
Other assets	Right-of-use assets	17.8	24.5	(15.1)	(a)	9.4
Other assets	Other receivables	0.1	0.1	8.3	(b)	8.4
Total assets		£269.2	$371.1	$8.3		$379.4
Liabilities and Shareholders' Equity
Current debt	Borrowings and other financial liabilities	£15.1	$20.8	$15.1	(a)	$35.9
Accounts payable	Trade and other payables	56.8	78.3	—		78.3
Income taxes payable	Current tax liabilities	0.9	1.2	—		1.2
Accrued expenses	Lease liabilities	13.7	18.9	(15.1)	(a)	3.8
Accrued expenses	Provisions	8.1	11.2	—		11.2
Total current liabilities		94.6	130.4	—		130.4
Long-term debt	Borrowings and other financial liabilities - NC	31.6	43.6	—		43.6
Long-term income tax payable	Non-current tax liabilities	2.3	3.2	—		3.2
Pension and other postretirement benefits	Retirement benefit obligations	5.4	7.4	0.2	(b)	7.6
Deferred income tax liabilities	Deferred tax liabilities	4.6	6.3	—		6.3

Other liabilities	Trade and other payables - NC	0.5	0.7	—		0.7
Other liabilities	Provisions - NC	13.3	18.3	—		18.3
Other liabilities	Lease liabilities - NC	4.5	6.2	—		6.2
Total liabilities		156.8	216.1	0.2		216.3
Stockholders' equity:
Common stock	Ordinary shares	9.4	13.0	—		13.0
Additional paid-in-capital	Share premium	1.3	1.8	—		1.8
Additional paid-in-capital	Merger reserve	29.6	40.8	—		40.8
Retained earnings	Retained earnings	47.3	65.2	8.1	(b)	73.3
Accumulated other comprehensive loss	Translation reserve	24.8	34.2	—		34.2
Total stockholder’s equity		112.4	155.0	8.1		163.1
Total liabilities and equity		£269.2	$371.1	$8.3		$379.4

a.Adjustment to reclassify Scapa’s finance leases to align to SWM’s presentation.
b.Adjustment to reflect the pension asset of $8.3 million to other assets and pension obligation of $0.2 million to pension and other postretirement benefits related to an updated actuarial valuation report prepared in accordance with U.S. GAAP.

Statement of Income Adjustments

(in millions) SWM Line Item	Historical Scapa Presentation	Historical Scapa (GBP)	Historical Scapa (USD)	Adjustments		Historical Scapa Adjusted
Net sales	Revenue	£272.5	$354.8	$—		$354.8
Cost of products sold		233.9	304.5	0.3	(c) (d)	304.8
Gross profit		38.6	50.3	(0.3)		50.0

Selling expense		6.8	8.9	—		8.9
Research expense		3.5	4.6	—		4.6
General expense		16.3	21.2	(0.8)	(d)	20.4
Total manufacturing expenses		26.6	34.7	(0.8)		33.9

Restructuring and impairment expense		3.7	4.8	—		4.8
Operating profit	Operating profit/(loss)	8.3	10.8	0.5		11.3
Interest expense	Finance costs	2.8	3.6	(0.2)	(c)	3.4
Other (expense) income, net		—	—	0.3	(d)	0.3
Income from continuing operations before income taxes and income from equity affiliates		5.5	7.2	1.0		8.2
Provision for income taxes	Taxation (charge)/credit	1.3	1.7	—		1.7
Income (loss) from equity affiliates, net of income taxes		—	—	—		—
Income from continuing operations		£4.2	$5.5	$1.0		$6.5

c.    Under IFRS, Scapa recognized right of use assets and lease liabilities for all leases and did not distinguish between operating leases and finance leases. Scapa recorded depreciation on the right of use assets and interest expense on the lease liabilities. Under U.S. GAAP, a straight-line operating expense is presented for operating leases under U.S. GAAP. The difference in the treatment resulted in a reclassification of $0.2 million from interest expense into cost of products sold.

d.    Under IFRS, Scapa calculated a net interest cost (income) by applying the discount rate to the net pension benefit obligation or asset, while U.S. GAAP requires companies to calculate a separate return on plan assets using an estimated long-term rate of return on plan assets. Adjustments reflect the removal of historical pension expense recorded by Scapa of $0.3 million and $0.8 million from cost of products sold and general expense, respectively, and the addition of $0.4 million and $0.3 million to cost of products sold and other income, respectively, related to net periodic benefit costs from an updated actuarial valuation report prepared in accordance with U.S. GAAP.

Note 3. Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

The Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that the assets acquired and liabilities assumed be recognized at their Acquisition Date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The accounting for the business combination is based on currently available information and is considered preliminary. The final accounting for the business combination may differ materially from that presented in these unaudited pro forma condensed financial statements.

The following table summarizes the total consideration transferred to acquire Scapa:

(in millions)
Cash consideration(1)	$568.9
Payment of Acquisition costs incurred by Scapa	8.5
Repayment of Scapa debt	64.1
Fair value of consideration transferred	$641.5

(1)    Cash consideration represents the cash payment of £2.15 (approximately $2.96 based on an exchange rate of $1:£1.3788 on April 15, 2021) in cash for each ordinary share of Scapa, valuing the entire ordinary share capital of Scapa at approximately £413.0 million on a fully-diluted basis (approximately $568.9 million).

The following table summarizes the preliminary accounting for the business combination for the Acquisition:

(in millions)	Fair value at Acquisition Date
Cash & cash equivalents	$22.9
Accounts receivable	78.6
Inventories	54.0
Income taxes receivable	3.7
Property, plant and equipment	155.5
Deferred income tax benefits	10.9
Intangible assets	244.4
Other assets	18.4
Total Assets	588.4
Accounts payable and accrued expenses	92.4
Deferred income tax liabilities	65.5
Finance lease liabilities reclassified to current debt	15.1
Pension and other postretirement benefits	7.6
Other long-term liabilities	25.8
Net assets acquired	382.0
Goodwill	259.5
Fair value of consideration transferred	$641.5

Note 4. Financing Adjustments

a.Reflects the preliminary adjustment to cash in connection with the Financing, as follows:

(in millions)
Proceeds received from Term Loan B Facility and Revolving Credit Facility(1)	$350.0
Proceeds received from Revolving Credit Facility	313.0
Payment of Financing costs(2)	(14.4)
Pro forma adjustment to cash and cash equivalents	$648.6

(1)    The Company used the proceeds from the $350.0 million Term Loan B Facility, together with $313.0 million of the Company’s existing $500.0 million Revolving Credit Facility, to finance the cash consideration payable to Scapa shareholders under the Scheme and expenses payable in connection with the Acquisition.
(2)    Represents the payment of capitalized financing costs incurred after December 31, 2020 related to the Term Loan B Facility and Revolving Credit Facility.

b.    To finance the cash consideration payable to Scapa shareholders pursuant to the Acquisition and expenses payable in connection with the Acquisition (including debt refinancing costs), SWM used the proceeds of the Term Loan B Facility, and $313.0 million of SWM’s existing $500.0 million Revolving Credit Facility under the Credit Agreement.

The pro forma adjustment to current debt to reflect the new Financing is as follows:

(in millions)
Proceeds received from Term Loan B Facility and Revolving Credit Facility to be repaid within one year	$3.5
Less: Deferred financing costs to be amortized within one year	(2.6)
Pro forma adjustment to current debt	$0.9

The pro forma adjustment to long-term debt to reflect the new Financing is as follows:

(in millions)
Proceeds received from Term Loan B Facility and Revolving Credit Facility	$350.0
Proceeds received from Revolving Credit Facility	313.0
Less: Proceeds to be repaid within one year	(3.5)
Less: Deferred financing costs, excluding $2.6 million to be amortized within one year	(11.8)
Pro forma adjustment to long-term debt	$647.7

c.    The adjustments to interest expense reflect the expected interest expense to be incurred by SWM as a result of the Financing. The preliminary interest expense for the new debt incurred in connection with the Acquisition is as follows:

(in millions)	Weighted Average Interest Rate (1)	Debt	Interest expense for the year ended December 31, 2020
Term Loan B Facility	4.50%	$350.0	$15.8
Revolving Credit Facility	2.38%	313.0	7.4
Amortization of new and existing SWM debt issuance costs			5.2
Total			28.4
Less: Reversal of SWM historical amortization of existing deferred financing costs			(2.6)
Pro forma adjustment to interest expense			$25.8

(1)    A hypothetical 0.125% change in interest rate would result in a $0.8 million change in interest expense for the year ended December 31, 2020.

Note 5. Transaction Accounting Adjustments

a.Reflects the preliminary adjustment to cash in connection with the Acquisition, as follows:

(in millions)
Proceeds used for Acquisition(1)	$(568.9)
Repayment of Scapa debt(2)	(64.1)
Payment of Acquisition costs(3)	(29.9)
Pro forma adjustment to cash and cash equivalents	$(662.9)

(1)    Represents consideration transferred as described in Note 3. Consideration Transferred and Preliminary Fair Value of Net Assets Acquired.
(2)    Represents repayment of Scapa debt as described in adjustment (h) below.
(3)    Represents nonrecurring Acquisition-related costs expected to be incurred by Scapa and SWM of $1.6 million and $17.6 million, respectively, the severance payment for certain Scapa employees of $2.2 million., and the payment of Scapa’s advisor fees of $8.5 million. Scapa and SWM historically incurred Acquisition-related costs of $0.8 million and $1.6 million, respectively, which are reflected in the historical statements of operations. These nonrecurring expenses are not anticipated to affect the combined statements of income beyond twelve months after the Acquisition Date.

b.    Reflects the preliminary estimated fair value adjustment to inventories acquired in the Acquisition, as follows:

(in millions)
Fair value of inventories acquired	$54.0
Less: Scapa’s historical inventories	(51.1)
Pro forma adjustment to inventories	$2.9

The unaudited pro forma condensed combined statement of income reflects an adjustment for the additional cost of products sold of $2.9 million related to the fair value adjustment of inventory acquired. Amortization of the inventory fair value is nonrecurring in nature and not anticipated to affect the combined statements of income beyond twelve months after the Acquisition Date.

c.    Reflects the preliminary estimated fair value adjustment to property, plant and equipment, net (“PP&E”) acquired in the Acquisition, the estimated useful lives, and the estimated depreciation expense related to the PP&E acquired, as follows:

(in millions)	Preliminary Fair Value	Estimated weighted average life (years)	Depreciation expense for the year ended December 31, 2020
Real property	$38.2	20	$1.9
Personal property	91.7	9	10.2
Other PP&E including assets under construction	10.5	N/A	—
Total estimated preliminary fair value of PP&E	140.4		12.1
Less: Scapa’s historical PP&E and depreciation expense	(99.4)		(11.7)
Pro forma adjustments	$41.0		$0.4

The unaudited pro forma condensed combined statement of income reflects an adjustment for the incremental depreciation expense of $0.4 million to cost of products sold related to the fair value adjustment of PP&E acquired.

d.    The preliminary estimated fair market value of the identifiable intangible assets was determined using an income approach. The adjustment reflects the preliminary estimated fair value adjustment to the identifiable intangible assets acquired in the Acquisition, the estimated useful lives, and the estimated amortization expense related to the identified intangible assets, as follows:

(in millions)	Preliminary Fair Value	Estimated weighted average life (years)	Amortization expense for the year ended December 31, 2020
Tradenames	$7.7	10	$0.8
Technology	36.9	7	5.3
Customer relationships	199.8	15	13.3
Total estimated preliminary fair value of intangible assets	244.4		19.4
Less: Scapa’s historical intangible assets and amortization expense	(1.4)		(3.1)
Pro forma adjustments	$243.0		$16.3

The unaudited pro forma condensed combined statement of income reflects an adjustment for the incremental amortization expense of $16.3 million to general expenses related to the fair value adjustment of identifiable intangible assets acquired.

e.    Reflects the preliminary adjustment to goodwill as a result of the Acquisition, as follows:

(in millions)
Fair value of consideration transferred	$641.5
Less: Fair value of net assets acquired	(382.0)
Total estimated goodwill	259.5
Less: Scapa’s historical goodwill	(78.2)
Pro forma net adjustment to goodwill	$181.3

Goodwill represents the excess of the estimated Acquisition consideration over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 3. Consideration Transferred and Preliminary Fair Value of Net Assets Acquired. The goodwill is attributable to the expected synergies of the combined business operations. The goodwill is not expected to be deductible for tax purposes.

f.    Reflects the preliminary adjustment to the right of use assets as a result of the Acquisition to align the right of use assets to the lease liabilities, as follows:

(in millions)
Historical Scapa lease liabilities	$3.8
Historical Scapa lease liability - noncurrent	6.2
Less: Historical Scapa right of use assets	(9.4)
Pro forma adjustment to other assets for right of use assets	$0.6

g.    Reflects the preliminary estimated fair market value adjustment related to an unfavorable contract provision assumed in the Acquisition, as follows:

(in millions)
Unfavorable contract provision - current	$7.8
Unfavorable contract provision - noncurrent	12.0
Total fair value of unfavorable contract provision	19.8
Historical Scapa unfavorable contract provision - current	(9.9)
Historical Scapa unfavorable contract provision - noncurrent	(14.6)
Less: Historical unfavorable contract provision value	(24.5)
Pro forma adjustment for unfavorable contract provision - current in accrued expenses	$(2.1)
Pro forma adjustment for unfavorable contract provision - noncurrent in other liabilities	$(2.6)

The unaudited pro forma condensed combined statement of income also reflects an adjustment for the annual release of the unfavorable contract provision of $2.1 million to net sales.

h.    Reflects an adjustment for the estimated deferred taxes and income tax effect related to the pro forma adjustments recorded herein. Tax-related adjustments are based upon an estimated tax rate of 21%, which approximates a blended statutory tax rate for significant tax jurisdictions where assets acquired and liabilities assumed reside. This rate does not reflect SWM’s effective tax rate, which includes other tax charges or benefits.

i.    Reflects an adjustment for the extinguishment of Scapa’s existing debt of $20.8 million of current debt, $43.6 million of long-term debt, and the derecognition of $0.3 million of deferred financing fees included in accounts receivable.

j.    Reflects an adjustment for the removal of Scapa’s historical interest expense of $3.4 million.

k.    Reflects an adjustment for the elimination of Scapa’s historical equity.

l.    Reflects an adjustment for nonrecurring Acquisition-related expenses expected to be incurred by Scapa and SWM of $1.6 million and $17.6 million, respectively, as well as post-combination compensation expense of $2.2 million with a corresponding reduction to retained earnings on the unaudited pro forma condensed combined balance sheet. These nonrecurring expenses are not anticipated to affect the combined statements of income beyond twelve months after the Acquisition Date.